SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POLYONE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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POLYONE CORPORATION

Notice of 2012

Annual Meeting of Shareholders

and Proxy Statement

March 23, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Wednesday, May 9, 2012, at the LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio.

A Notice of the Annual Meeting and the Proxy Statement follow. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors.

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Stephen D. Newlin Chairman, President and Chief Executive Officer PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

POLYONE CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of Shareholders of PolyOne Corporation will be held at the LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio at 9:00 a.m. on Wednesday, May 9, 2012. The purposes of the meeting are:

1.	To elect as Directors the ten nominees named in the proxy statement and recommended by the Board of Directors;

2.	To approve, on an advisory basis, our named executive officer compensation;

3.	To approve the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 14, 2012 are entitled to notice of and to vote at the meeting.

For the Board of Directors

LISA K. KUNKLE
Vice President, General Counsel and Secretary

March 23, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 9, 2012:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2011 are available at our internet website, www.polyone.com, on the “Investors Relations” page.

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated March 23, 2012

Our Board of Directors respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at the LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio at 9:00 a.m. on Wednesday, May 9, 2012, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 4 through 8 of this proxy statement, to approve, by non-binding vote, our named executive officer compensation, to approve the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about March 23, 2012. Our headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven Directors. Mr. Mooney has recently indicated that he will retire from our Board of Directors at the 2012 Annual Meeting of Shareholders. Following Mr. Mooney’s retirement, our Board will consist of ten Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the first day of the month following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in the Company’s best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2013, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders, with the exceptions of Gregory J. Goff and William A. Wulfsohn. As permitted by Regulations 10(a) and 13 of our Regulations, the Board increased its size to eleven members and elected Mr. Goff and Mr. Wulfsohn to fill the resulting vacancies in October 2011. Both Mr. Goff and Mr. Wulfsohn were recommended to our Nominating and Governance Committee for election to the Board by a third-party search firm, Russell Reynolds Associates, Inc.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Directors also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment, and an ability to devote sufficient time to the affairs of our Company. Each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each one of our predecessors. The information is current as of March 14, 2012.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

J. Douglas Campbell Director since 1993 Age — 70	Retired Chairman and Chief Executive Officer of ArrMaz Custom Chemicals, Inc., a specialty mining and asphalt additives and reagents producer. Mr. Campbell served in this capacity from December 2003 until the company was sold in July 2006. Mr. Campbell served as President and Chief Executive Officer and was a Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer, from December 1992 until the company was sold in 1997. We believe that Mr. Campbell is particularly qualified to serve as a member of our Board because of his in-depth knowledge of our industry and his experience in holding leadership roles at other manufacturing companies. Mr. Campbell has served as chief executive officer and has held other officer positions in the oil, chemical and plastics industries. We believe that the knowledge and skills that he gained in these roles provides him with an ideal background for serving as a Director of PolyOne.

Dr. Carol A. Cartwright Director since 1994 Age — 70	Retired President of Bowling Green State University, a public higher education institution. Dr. Cartwright served in this role from January 2009 until June 2011 and served as Interim President from July 2008 to January 2009. Dr. Cartwright served as President of Kent State University, a public higher education institution, from 1991 until her retirement in June 2006. Dr. Cartwright currently serves on the Boards of Directors of KeyCorp and FirstEnergy. From 2002 to 2008, Dr. Cartwright served on the Board of Directors of The Davey Tree Expert Company. We believe that Dr. Cartwright has gained many of the skills and attributes necessary to serve as an effective member of our Board in her 19 years of experience serving as a chief executive officer of large, complex, non-profit organizations. In her leadership role at these organizations, she has had responsibility for direct oversight for strategic planning, program development, financial management, capital construction, human resources, labor negotiations and investments. This specific experience, as well as her proven ability to lead, makes Dr. Cartwright an invaluable member of our Board.

Richard H. Fearon Director since 2004 Age — 56	Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000. We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our company is specifically valued and utilized, especially in his role as Chair of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our company.

Gregory J. Goff Director since 2011 Age — 55	President and Chief Executive Officer of Tesoro Corporation, a leading company in the independent refining and marketing business since May 2010, and Chairman and Chief Executive Officer of Tesoro Logistics, a NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Mr. Goff served as Senior Vice President, Commercial of ConocoPhillips Corporation, an integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008. Mr. Goff serves as a director of the American Fuels and Petrochemical Manufacturers and on the National Advisory Board of the University of Utah Business School. From 2008 to 2010, Mr. Goff served on the Board of Directors of DCP Midstream GP, LLC. We believe that, as a new Board member with proven leadership capabilities, Mr. Goff will provide a fresh perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses will provide valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with invaluable experience that can enhance our Board.

Gordon D. Harnett Director since 1997 Age — 69	Lead Director of our Board of Directors since July 18, 2007. Retired Chairman, President and Chief Executive Officer of Materion Corp. (formerly known as Brush Engineered Materials Inc.), an international supplier and producer of high performance engineered materials. Mr. Harnett served in this capacity from 1991 until his retirement in May 2006. Mr. Harnett serves on the Boards of Directors of EnPro Industries, Inc. and Acuity Brands, Inc. From 1995 to 2011, he also served on the Board of Directors of The Lubrizol Corporation. We believe that Mr. Harnett’s extensive experience in the specialty chemicals industry provides him with unique skills in serving as a PolyOne Director. Mr. Harnett’s past experience includes leadership roles at a number of specialty chemical companies, including serving as a senior vice president of Goodrich Specialty Chemicals and president of Tremco, in addition to his role as chief executive officer at Brush Engineered Materials. Mr. Harnett is also uniquely qualified to assist our Board on international issues, as he previously resided in Canada and Japan while actively involved in the international operations of his former employers. Mr. Harnett, Chair of our Compensation Committee, is especially knowledgeable in the area of executive compensation, due to his experiences serving on the compensation committees of other public companies.

Richard A. Lorraine Director since 2008 Age — 66	Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation. Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our company due to his prior roles as chief financial officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

Stephen D. Newlin Director since 2006 Age — 59	Chairman, President and Chief Executive Officer of PolyOne since February 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services from 2003 to 2006. Mr. Newlin served as President and a director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Board of Directors of Black Hills Corporation. From 2007 to 2012, he also served on the Board of Directors of The Valspar Corporation. We believe that, as our chief executive officer, Mr. Newlin is particularly qualified to serve on our Board. He has gained significant experience in the specialty chemical industry, serving as a top executive officer in this industry for over 30 years. In addition, in his role as our Chief Executive Officer, he has proven that he is an effective leader. He is also able to contribute his knowledge and experience with respect to international issues as a result of his global work responsibilities and living abroad. Mr. Newlin’s depth of Board experience, having served on five public company boards, has allowed him to understand his role as Chairman versus Chief Executive Officer and has provided him with the skills necessary to serve as an effective leader of our Board.

William H. Powell Director since 2008 Age — 66	Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006. Mr. Powell serves on the Boards of Directors of Granite Construction Incorporated and FMC Corporation. From 2007 to 2011, he also served on the Board of Directors of Arch Chemicals, Inc. We believe that Mr. Powell’s previous employment as a chief executive officer has provided him with the leadership skills that are important in serving as a Director of our company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insights to provide valuable advice and strategic direction in addressing the issues facing our company. Mr. Powell also serves as a Director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Farah M. Walters Director since 1998 Age — 67	President and Chief Executive Officer of QualHealth, LLC, a health care consulting firm since 2005. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters currently serves on the Board of Directors of Celanese Corporation. From 1993 to 2006, Ms. Walters served on the Board of Directors of Kerr-McGee Corp. From 2003 to 2006, Ms. Walters served on the Board of Directors of Alpharma Inc. Ms. Walters’ extensive business experience provides her with the attributes and skills that uniquely qualify her to serve as a member of our Board of Directors. She has over ten years of experience as a chief executive officer of a $2 billion company and a proven track record of success in a leadership role. Further, she has served on the Board of Directors of other public companies, including those in the chemical industry. Ms. Walters’ business experience has provided her with the necessary background to allow her to provide practical and relevant advice on the issues facing our company.

William A. Wulfsohn Director since 2011 Age — 50	President and Chief Executive Officer of Carpenter Technology Corporation, a NYSE-listed leading provider of specialty metals to numerous industries, since July 2010. Mr. Wulfsohn has served as a director of Carpenter since April 2009. From 2005 to 2010, he served as Senior Vice President, Coatings of PPG Industries, a global supplier of coatings and specialty products and services, and from 2003 to 2005, as Vice President, Coatings and Managing Director, PPG Europe. Prior to joining PPG, Mr. Wulfsohn worked for Morton International, a diversified wholly-owned subsidiary of chemical company Rohm & Haas, as Vice President and General Manager, Automotive Coatings; for Rohm & Haas, a global specialty materials company, as Vice President, Automotive

Coatings Business Director; and for Honeywell, a diversified technology and manufacturing company, as Vice President and General Manager, Nylon System. He also worked as an Associate with McKinsey & Company, a global management consulting firm. We believe that Mr. Wulfsohn is a valuable new addition to our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of a publicly-traded specialty company has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the members of our Board of Directors be “independent” under the listing standards of the New York Stock Exchange (“NYSE”). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with us other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with us or any of our subsidiaries), and that the Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.

The Board of Directors determined that J. Douglas Campbell, Carol A. Cartwright, Richard H. Fearon, Gregory J. Goff, Gordon D. Harnett, Richard A. Lorraine, Edward J. Mooney, William H. Powell, Farah M. Walters and William A. Wulfsohn are independent under the NYSE “independent director” listing standards. In making this determination, the Board reviewed significant transactions, arrangements or relationships that a Director might have with our customers or suppliers. In making this determination with respect to Mr. Fearon, the Board determined that the sales of products by the Company to Eaton Corporation, of which Mr. Fearon serves as an executive officer, did not create a material relationship or impair the independence of Mr. Fearon because Mr. Fearon receives no material direct or indirect benefit from such transactions, which were undertaken in the ordinary course of business. For 2011, the amount paid to the Company from sales to Eaton Corporation was less than 0.3% of the Company’s consolidated revenues.

Lead Director

Our independent directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent directors and the Chief Executive Officer and is responsible for coordinating the activities of the other independent directors and for performing various other duties as may from time to time be determined by the independent directors. Mr. Harnett has served as our Lead Director since July 2007.

Board Leadership Structure

Mr. Newlin is the Chairman of our Board of Directors and our Chief Executive Officer. The Board of Directors believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent directors, our corporate governance practices, and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent directors, increases the independent directors’ understanding of management decisions and Company operations, and provides an additional layer of independent oversight of the Company. The Board of Directors believes that this approach serves to strike an effective balance between management and independent director participation in the board process. Combining the Chairman and Chief Executive Officer position gives the Company a clear leader and improves efficiencies in the decision-making process.

Board Attendance

The Board met seven times during 2011, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he served as a Director. Each Director is expected to attend the Annual Meeting of Shareholders. In 2011, eight of our Directors serving at that time attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

As of the date of this proxy statement, our Board has eleven directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Environmental, Health and Safety Committee. Our Financial Policy Committee was dissolved on July 12, 2011, as the matters typically addressed by this committee were often reviewed by the full Board as well.

The following table sets forth the membership of the standing committees of our Board of Directors, as of the date of this proxy statement, and the number of times each committee met in 2011. The current function of each committee is described below.

Director	Audit Committee	Compensation Committee	Environmental, Health and Safety Committee	Nominating and Governance Committee
Mr. Campbell		X	X
Dr. Cartwright	X			X*
Mr. Fearon	X*			X
Mr. Goff			X	X
Mr. Harnett	X	X*
Mr. Lorraine	X			X
Mr. Mooney		X	X*
Mr. Newlin			X
Mr. Powell		X	X
Ms. Walters		X		X
Mr. Wulfsohn		X
Number of Meetings in 2011	8	6	2	2

X — Member

* — Chairperson

The Audit Committee meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight of our independent auditors, internal auditors and financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. Our common shares are listed on the NYSE and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the NYSE listing standards. The Board of Directors has determined that Mr. Fearon meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Compensation Committee reviews and approves the compensation, benefits and perquisites afforded our executive officers and other highly-compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors, except that the Committee’s actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. To help it perform its responsibilities, the Committee makes use of PolyOne resources, including members of senior management in our human resources, legal and finance departments. In addition, the Committee directly engages the resources of Towers Watson (the “Consultant”) as an independent outside compensation consultant to assist the Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. In 2011, the Committee, assisted by the Consultant, analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives. In analyzing competitive market data, the Committee reviewed data from a peer group of similarly-sized U.S. chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Committee in benchmarking base salaries and annual and long-term incentive targets to approximate the market median. The Consultant assisted our human resources department in preparing tally sheets to provide the Committee with information regarding our executive officers’ total annual compensation, termination benefits and wealth accumulation. More detailed information about the compensation awarded to our named executive officers in 2011 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Committee and interacts with management to gather the data needed to prepare reports for Committee review.

The Committee periodically reviews the relationship with our compensation consultant, Towers Watson, including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to the Company by Towers Watson that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant did not provide us with services in excess of $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and director compensation.

The Compensation Committee oversees the process by which the Board annually evaluates the performance of the Chief Executive Officer. All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards.

The Nominating and Governance Committee recommends to the Board of Directors candidates for nomination as Director and advises the Board with respect to governance issues and directorship practices. All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards.

The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board of Directors. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director on page 3. The Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with our best interests;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	Our needs from time to time.

While the Committee or the Board does not have a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. We consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills. The Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. At the end of 2011, approximately 18% of our Board members were female and diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. Finally, if the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval.

In 2011 and in past years, the Committee used a third-party search firm, Russell Reynolds Associates, Inc., to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates, to act as a liaison among the Board, the Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Committee.

The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations.

The Board of Directors has adopted a written charter for each of the standing committees of the Board of Directors. These charters are posted and available on our website at www.polyone.com under “Corporate Governance” on our investor relations page. The Board and each Committee conduct an annual self-evaluation.

Board’s Oversight of Risk

Our Board of Directors oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will ultimately enhance shareholder value. The Board of Directors believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us as an organization.

Our Board of Directors administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives an annual risk assessment report from our internal auditors. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by the Company relating to safety, health, environmental, security and product stewardship standards and practices. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board of Directors sets the appropriate “tone at the top” when it comes to risk tolerance and management by fostering a culture of risk-adjusted decision-making throughout the company. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board of Directors also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board of Directors believes that its leadership structure, as discussed on page 9, supports the risk oversight function of the Board of Directors.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and Securities and Exchange Commission regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

In October 2007, the Board amended our Corporate Governance Guidelines to adopt a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board of Directors

Shareholders and other interested parties interested in communicating directly with the Board of Directors as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Director Compensation

In the first half of 2011, we paid our non-employee Directors an annual retainer of $135,000, quarterly in arrears, consisting of a cash retainer of $60,000 and an award of $75,000 in value of fully vested common shares. Following a review of our Board compensation practices by our independent compensation consultant, effective as of the third quarter of 2011, the Board increased the annual cash and equity compensation for non-employee directors (payable on a quarterly basis) to $75,000 and $90,000, respectively. We grant the shares payable to the Directors quarterly and determine the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We pay individual meeting fees only as follows: fees of $2,000 for each unscheduled Board and committee meeting attended and fees of $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the chairpersons of the following committees receive the fixed annual cash retainers (payable on a quarterly basis) that follow: $7,500 for the Environmental, Health and Safety and Nominating and Governance Committees and $15,000 for the Audit Committee. The Chairperson of the Compensation

Committee received a fixed annual cash retainer of $5,000 through the first half of 2011, which was increased to $15,000, effective as of the third quarter. Furthermore, our Lead Director received a fixed annual cash retainer of $10,000 through the first half of 2011, which increased to $25,000, effective as of the third quarter. The Chairperson of the Finance Committee received a fixed annual cash retainer of $7,500 through the first half of 2011, which was discontinued after the dissolution of the Finance Committee. We reimburse Directors for their expenses associated with each meeting attended.

Directors who are not our employees may defer payment of all or a portion of their compensation as a Director under our Deferred Compensation Plan for Non-Employee Directors. A Director may defer the compensation as cash or elect to have it converted into our common shares.

In 2011, we awarded shares to Directors under our Deferred Compensation Plan for Non-Employee Directors and our 2010 Equity and Performance Incentive Plan. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the common shares deferred accrue for the benefit of the participating Directors.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Total ($)
J.D. Campbell	$72,495	$82,500	—	$154,995
C.A. Cartwright	76,000	82,500	—	158,500
R.H. Fearon	83,500	82,500	—	166,000
G.J. Goff(1)	16,712	20,054	—	36,766
G.D. Harnett	96,000	82,500	—	178,500
R.A. Lorraine	68,500	82,500	—	151,000
E.J. Mooney	76,000	82,500	—	158,500
W.H. Powell	68,500	82,500	—	151,000
F.M. Walters	68,500	82,500	—	151,000
W.A. Wulfsohn(1)	16,712	20,054	—	36,766

(1)	Mr. Goff and Mr. Wulfsohn were elected to the board on October 10, 2011.

(2)	Non-employee Directors may defer payment of all or a portion of their cash compensation as a Director (annual cash retainer (payable on a quarterly basis) of $60,000, which was increased to $75,000 in the third quarter of 2011, as well as meeting fees and chair fees).

(3)	Our Director stock compensation consisted of an annual award (payable on a quarterly basis) of $75,000, which was increased to $90,000 in the third quarter of 2011, in value of fully vested common shares, which the Directors could elect to defer. We granted the shares quarterly and determined the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly fair market values in calculating the number of shares: March 31, 2011 — $14.130 (1,326 shares); June 30, 2011 — $15.315 (1,224 shares); September 30, 2011 — $10.860 (2,071 shares); and December 31, 2011 — $11.610 (1,727 shares for Messrs. Goff and Wulfsohn and 1,937 shares for the other Directors).

(4)	In 2011, we did not grant any stock options to our non-employee Directors. The number of outstanding stock options held by each non-employee Director at the end of the fiscal year is set forth in the following table. All of these options are fully exercisable. In addition, the number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth in the following table. Stock option exercises by our Directors are set forth in the table below.

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Deferred Shares(A)(B) (#)
J.D. Campbell	18,000	130,960
C.A. Cartwright	18,000	29,905
R.H. Fearon	15,000	0
G.J. Goff	0	0
G.D. Harnett	18,000	88,568
R.A. Lorraine	0	40,042
E.J. Mooney	0	89,100
W.H. Powell	0	45,479
F.M. Walters	18,000	13,672
W.A. Wulfsohn	0	1,727

(A)	Dividends paid on shares held in the Deferred Compensation Plan for Non-Employee Directors are reinvested in shares of PolyOne stock through a dividend reinvestment feature of the Plan. The number of deferred shares reflects shares acquired through dividend reinvestment in 2011 (including the fourth quarter dividend declared on December 14, 2011 to shareholders of record on December 27, 2011, which was paid on January 9, 2012).

(B)	A distribution of 19,761 shares was made to Ms. Walters from the Deferred Compensation Plan for Non-Employee Directors on February 11, 2011.

2011 Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
J.D. Campbell	6,000	31,680
C.A. Cartwright	6,000	30,810
R.H. Fearon	—	—
G.J. Goff	—	—
G.D. Harnett	6,000	30,810
R.A. Lorraine	—	—
E.J. Mooney	—	—
W.H. Powell	—	—
F.M. Walters	6,000	34,800
W.A. Wulfsohn	—	—

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of our common shares beneficially owned on March 6, 2012 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 38 (the “Named Executive Officers”) and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)		Right to Acquire Shares		Total Beneficial Ownership
J. Douglas Campbell	235,458	(2)	18,000	(3)	253,458
Carol A. Cartwright	145,214	(2)	18,000	(3)	163,214
Richard H. Fearon	67,817		15,000	(3)	82,817
Gregory J. Goff	1,727		—		1,727
Gordon D. Harnett	151,564	(2)	12,000	(3)	163,564
Richard A. Lorraine	40,042	(2)	—		40,042
Edward J. Mooney	89,100	(2)	—		89,100
William H. Powell	135,703	(2)	—		135,703
Farah M. Walters	157,010	(2)	18,000	(3)	175,010
William A. Wulfsohn	1,727	(2)	—		1,727
Stephen D. Newlin	436,004		361,788	(4)	797,792
Robert M. Patterson	187,609		107,091	(4)	294,700
Kenneth M. Smith	137,697		74,941	(3)(4)	212,638
Bernard Baert	56,204		14,368	(3)(4)	70,572
Thomas J. Kedrowski	129,166		86,789	(4)	215,955
20 Directors and executive officers as a group	2,443,234		1,033,601		3,476,835

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other family member of the individual. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan, a tax-qualified defined contribution plan. The number of common shares allocated to these individuals is provided by the savings plan administrator in a statement for the period ending March 2, 2012, based on the market value of the applicable plan units held by the individual. Additional common shares may have been allocated to the accounts of participants in the savings plan since the date of the last statements received from the plan administrator. No Director, nominee or executive officer beneficially owned, on March 6, 2012, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 3.9% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: J.D. Campbell, 130,960 shares; C.A. Cartwright, 29,905 shares; R.H. Fearon, 0 shares; G.J. Goff, 0 shares; G.D. Harnett, 88,568 shares; R.A. Lorraine, 40,042 shares; E.J. Mooney, 89,100 shares; W.H. Powell, 45,479 shares; F.M. Walters, 13,672 shares; and W.A. Wulfsohn, 1,727 shares.

(3)	Includes shares the individuals have a right to acquire upon the exercise of options on or before May 5, 2012.

(4)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised at $12.68, the closing price of PolyOne’s common shares on March 6, 2012.

The following table shows information relating to all persons who, as of March 6, 2012, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the Securities and Exchange Commission:

Name and Address	Number of Shares	% of Shares

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,807,843(1)	7.5%

Alliance Bernstein LP 1345 Avenue of the Americas, New York, New York 10105	5,607,280(2)	6.2%

Fine Capital Partners, L.P. 590 Madison Avenue, 5th Floor, New York, New York 10022	5,460,450(3)	6.0%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,116,881(4)	5.63%

(1)	As of December 30, 2011, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. BlackRock, Inc. has sole voting power and sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2011, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Alliance Bernstein LP has sole voting power with respect to 4,785,790 of these shares and sole dispositive power with respect to 5,535,560 of these shares.

(3)	As of February 14, 2012, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Fine Capital Partners has sole voting power with respect to none of these shares and has sole dispositive power with respect to none of these shares.

(4)	As of December 31, 2011, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. The Vanguard Group, Inc., as an investment advisor, has sole voting power with respect to 133,234 of these shares and sole dispositive power with respect to 4,983,647 of these shares.

Share Ownership Guidelines

In July 2011, we revised our share ownership guidelines for our non-employee Directors, executive officers and other elected corporate officers. The purpose of our share ownership guidelines is to better align our directors’ and officers’ financial interests with those of our shareholders by requiring them to own a minimum level of our shares. These individuals are expected to make continuing progress towards compliance with the guidelines and to comply fully within five years of becoming subject to the guidelines. These policies, as they relate to our Named Executive Officers, are discussed in the “Compensation Discussion and Analysis” section of this proxy statement. In order to reflect the Board’s commitment to share ownership and better align the interests of our Board members with our shareholders, the required share ownership level for directors is a minimum of 30,000 shares. For purposes of our guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly held, shares and phantom shares held in our retirement plans and deferral plans, unvested restricted stock and restricted stock units, and earned performance shares. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares. This requirement to retain 100% of all shares obtained from us ceases once the Director has met the applicable ownership guideline as long as the guideline continues to be met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our executive officers and Directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2011 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% shareholders were satisfied.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section of the proxy statement, we discuss in detail our executive compensation programs for 2011 for our Named Executive Officers. This discussion and analysis includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2011, and provides our analysis of these policies and decisions. The following disclosure also gives context for the data we present in the compensation tables below and the narratives that accompany the compensation tables.

The following five individuals are our Named Executive Officers for 2011, as that term is defined by the Securities and Exchange Commission:

•	Mr. Stephen D. Newlin, our Chairman, President and Chief Executive Officer;

•	Mr. Robert M. Patterson, our Executive Vice President and Chief Financial Officer;

•	Mr. Kenneth M. Smith, our Senior Vice President, Chief Information and Human Resources Officer;

•	Mr. Bernard Baert, our Senior Vice President, President of Europe and South America; and

•	Mr. Thomas J. Kedrowski, our Senior Vice President, Supply Chain and Operations.

Executive Summary

Fiscal 2011 Performance

2011 was another strong year for PolyOne, and we had record-breaking performances in each of our three strategic platforms. Both the Specialty and Distribution platforms delivered record earnings, and our Performance Products and Solutions platform generated record return on sales. We believe 2011 was a critical inflection point in our transformation toward becoming a specialty chemical company. We divested our equity investment in SunBelt, a commodity manufacturer of chlorine and caustic soda, we completed strategic acquisitions of Uniplen in Brazil and ColorMatrix, and we formed a joint venture in Saudi Arabia, expanding our footprint into the Middle East. All of this was made possible by our setting of aggressive goals, our commitment to them, and our relentless work to achieve success.

At the beginning of 2011, we set goals for our annual incentive plan that drove increases in operating income and continued world-class working capital investment as a percentage of sales. Goals set in prior years also focused on operating income and working capital, and our outstanding equity awards continued to promote stock price appreciation. Our Compensation Committee believed that these goals would position us for continued growth, both in earnings and cash flow. Success on these measures allowed us to fund operating expenses and pursue acquisition opportunities that we believe will even further strengthen our earnings potential and growth.

Even with a slowdown in the global economy that began mid-year in 2011, we were able to achieve our incentive goals and reward our employees for achieving those goals. In 2011, our revenue increased 9.2% and our diluted earnings per share rose 8.3%. Overall operating income for 2011 was

33% higher than the prior year, and working capital as a percentage of sales (excluding our ColorMatrix acquisition, which was completed on December 21, 2011) was 9.6%, which we consider to be world-class performance. We ended the year with $192 million of cash on the balance sheet after the purchase of ColorMatrix and the related financing.

We are pleased with the accomplishments in 2011, which strengthen our position and continue our progress on executing our well-defined strategy of specialization, globalization, commercial excellence and operational excellence. Our setting of well-defined, strategic goals and our pursuit of achievement of these goals is working, and we are well-positioned to continue our transformation to a truly global specialty chemical company.

Fiscal 2011 Pay Decisions and Actions

Guided by our strong performance in 2010 and prior years, including record-breaking performance in terms of our operating income and working capital as a percentage of sales goals, we made the following key pay decisions heading into 2011 and took the following key pay actions:

•

Provided an average 4.2% annualized merit increase in base salary (other than for promotions) to our Named Executive Officers based on individual performance and to continue to approximate the market median for comparable positions, as described further below;

•

Maintained operating income improvement and working capital management as the performance measures for our Senior Executive Annual Incentive Plan (the “Annual Plan”), which was our short-term cash incentive program for 2011;

•

Changed the performance measure for our long-term performance units awards granted in 2011 from working capital as a percentage of sales to earnings per share in order to drive improvements in shareholder value, and moved back to a three-year performance period (rather than a one-year performance period) for the performance units awards to help maximize long-term performance;

•	Paid out performance units granted in 2009, based on attainment of 200% of target level performance for our achievement of working capital as a percentage of sales goals in 2009;

•

Granted stock-settled stock appreciation rights at a base price of $14.81 that will vest over a period of three years, but will generally not return value to the Named Executive Officers except to the extent that they help us increase our stock price above current levels, which awards provide both a performance and retention effect;

•	Granted restricted stock units that will vest in three years, which will align the interests of our Named Executive Officers with our shareholders and promote our retention objectives; and

•

Based on outstanding performance results for 2011, we paid our Named Executive Officers at 194.5% of their target 2011 Annual Plan opportunities based on achievement of our performance goals under that plan, except for Mr. Baert, who was paid at a level of 135.3% of his target based on performance in our European and South American regions.

In total, the Committee believes that the compensation actions and decisions for 2011 strongly reflect and reinforce the Company’s compensation philosophy, and, in particular, the emphasis on alignment between compensation and both performance and shareholder interests, as further discussed below.

Pay for Performance Analysis

As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative total shareholder return on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five-year period, December 31, 2006 to December 31, 2011, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Starting in 2008, our performance has more often exceeded the S&P 500 Index and has generally kept pace with the S&P Mid Cap Chemicals Index.

We believe that the returns to shareholders shown in this graph indicate that our pay-for-performance philosophy, compensation plan design and selected metrics are working and have resulted in performance that has provided increased value to our shareholders over both the short and long term.

We also believe that the compensation of our Named Executive Officers, specifically our CEO, has been commensurate with our performance results. The following chart shows our CEO’s 2010 earned total direct compensation (TDC) and our 2010 company performance versus our peers’ CEO compensation and company performance. As shown in the chart, our CEO’s pay has generally been aligned with recent performance. Specifically, our CEO earned compensation in the 63rd percentile of our peers and our Company performance, as defined below, was in the 91st percentile.

For purposes of this chart, pay is defined as the sum of the following: base salary, annual incentive earned in 2010, the value of stock upon vesting in 2010, the value of option/SAR exercises in 2010, and long-term cash incentive earned over a period that concludes in 2010. Performance is weighted equally between the following: 2010 EBIT Growth— 33% weight; 2010 Working Capital as a Percent of Sales — 33% weight; and 2010 Total Shareholder Return — 33% weight. The peers used in this chart are the same as those listed on page 25 of this proxy statement, with the exception of The Lubrizol Corporation, for which no data was available due to its acquisition in early 2011.

Our recent pay decisions have also been linked to our performance in terms of key business metrics that drive long term shareholder value. For 2011, we achieved 191.5% of our company operating income goal and 200% of our consolidated working capital goal established under our short-term cash incentive program, as further discussed below. These results helped drive the cumulative total return to shareholder results reflected in the tables above, and our Named Executive Officers were rewarded for this performance by earning 194.5% of their short-term cash incentives for 2011 (except for Mr. Baert, who earned 135.3% of his short term cash incentive for 2011). We also achieved 200% of our working capital goals established under our long-term performance units awards for both the 2009 and 2010 performance periods, and our Named Executive Officers have received a cash award for their 2009 performance units awards and will receive a cash award for their 2010 performance units awards if they remain employed with us through the vesting date. Finally, our time-based stock appreciation rights also help drive long term shareholder value. These awards deliver value to our named executive officers only to the extent our shareholders realize increased stock price value. Since our stock price has risen to $12.68 as of March 6, 2012 from $1.43 on March 5, 2009 and $7.99 on February 17, 2010, our Named Executive Officers have realized value for these awards to the same extent our shareholders have realized increased stock price value in their investment since those dates. Based on these demonstrated links between pay and performance, we believe we have successfully implemented a pay for performance culture at PolyOne.

Listening to Shareholders and Implementing Shareholder-Friendly Pay Practices

In 2011, we submitted a say-on-pay vote to our shareholders for the first time. We had conversations with nearly all of our top-20 shareholders regarding this proposal, as well as the other proposals submitted to shareholders for a vote last year. The results of our say-on-pay vote showed a level of support of 68% for our compensation practices. We believe that the level of support for our say-on-pay proposal was impacted by home loss reimbursement expenses and related tax reimbursements made in 2011.

Based on emerging market practices, we have revised our relocation policy as it relates to the loss on the sale of an executive’s residence, which we refer to as “loss-on-sale” expense. Beginning in 2011 and for future years, we will maintain a cap on reimbursable loss-on-sale expenses for the Named Executive Officers of 80% of the loss, capped at a total reimbursement of $85,000. In addition, we will no longer provide a tax gross-up on reimbursed loss-on-sale expenses for this group.

We also maintain stock ownership guidelines for our Named Executive Officers that are denominated in shares. Based on our March 6, 2012 closing stock price of $12.68 per share, these guidelines represent the following multiples of our Named Executive Officers’ 2011 base salaries: Mr. Newlin, 4.7x (he actually owns over 10 times his base salary); Mr. Patterson, 2.1x (he actually owns over 6 times his base salary); Mr. Smith, 2.1x (he actually owns over 6 times his base salary); Mr. Baert, 1.9x (he actually owns over 2 times his base salary); and Mr. Kedrowski, 2.2x (he actually owns almost 6 times his base salary). In 2011, we eliminated the sunset provision and the guidelines were modified to better reflect the market median as further explained in “Executive Compensation Governance—Stock Ownership and Retention Guidelines” below.

In 2011, our Compensation Committee eliminated the excise tax gross-up benefit for so-called “excess parachute payments” under Section 280G of the Internal Revenue Code from all management continuity agreements that we enter into with new executives in 2011 and in future years.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Philosophy and Objectives

Our executive compensation programs pay for our officers’ performance and are specifically linked to our achievement of strategic operating and financial goals and designed to be competitive in the marketplace. As described above, our executives are rewarded for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our share price through incentive programs.

Setting 2011 Executive Compensation Levels

Compensation Consultant

Our executive compensation programs are approved and overseen by the Committee, which is composed entirely of independent directors. For 2011, the Committee selected and retained an independent compensation consultant, Towers Watson, to assist the Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. The Committee worked in conjunction with Towers Watson and with input from members of senior management.

As described below, Towers Watson assisted the Committee in approximating base salaries and annual and long-term incentive targets in accordance with the market median, provided guidance on incentive plan design, monitored trends in executive compensation, reviewed the market on stock ownership guidelines and assisted our human resources department in preparing tally sheets to provide the Committee with information regarding our Named Executive Officers’ total annual compensation, termination benefits and wealth accumulation.

Competitive Market Pay Information and Benchmarking

We have designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We annually analyze competitive market compensation data relating to salary, annual incentives, and long term incentives. The Committee generally manages individual components of compensation and targets total compensation relative to the median (50th percentile) of the competitive market data. However, the Committee considers other factors, consisting of the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. We also periodically analyze competitive market compensation data relating to retirement benefits and perquisites, most recently in 2009. The Committee obtains advice and recommendations from Towers Watson in these and other areas of total compensation.

In analyzing competitive market data for the purpose of determining the market median for 2011, we drew from two independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized U.S. chemical companies to establish an estimate of market compensation for our senior executives. This approach provided insight into specific company practices at business competitors or companies facing similar operating challenges.

In 2010, with the guidance of Towers Watson, we conducted a review of our peer group to ensure it consisted of appropriate companies to which we should be compared. That review resulted in a change in our peer group from 14 companies to 19 companies, which better reflects our transformation into a global and specialty chemical company. We conducted a similar review during 2011 in order to reconfirm the validity of companies in our peer group based on current data. The primary factors taken into consideration during the review included: company revenue between $1.41 billion and $5.64 billion, total asset size between $0.84 billion and $3.34 billion and number of employees between 2,600 and 10,400, as well as whether each potential peer company had a global presence and a specialty chemical focus. These ranges generally compare to our 2011 revenue ($2.9 billion), total assets ($2.1 billion) and number of employees (approximately 4,700). We also looked at the frequency with which these companies were used as peers by other companies in our industry, and which companies had identified us as a peer. In addition, we considered whether they were in the same SIC code as PolyOne and whether we compete with them for talent. Each of the companies recommended for the new peer group met a majority of the primary criteria that were established. Based on this review, no changes were recommended to our peer group in 2011. PolyOne’s peer group consists of the following 19 companies:

Albemarle Corporation	FMC Corporation	RPM International Inc.
Arch Chemicals, Inc.	Georgia Gulf Corporation	The Scotts Miracle-Gro Company
A. Schulman, Inc.	H.B. Fuller Company	Sigma-Aldrich Corporation
Cabot Corporation	International Flavors & Fragrances Inc.	Solutia Inc.
Cytec Industries Inc.	The Lubrizol Corporation	The Valspar Corporation
Eastman Chemical Company	Nalco Holding Company
Ferro Corporation	Rockwood Holdings, Inc.

The second independent source of data that we used to augment the peer proxy analysis and provide a better sense of market practices was an analysis performed by Towers Watson of competitive market data relating to the chemical industry and other applicable general industries using the following surveys: Towers Watson’s Executive Compensation Database, Towers Watson’s Top Management Compensation Survey and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, Towers Watson’s analysis either referenced a specific sample of companies or calibrated the pay of a broad sample of companies against company size.

Review of Named Executive Officer Compensation

Management and the Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by Towers Watson described above. Management uses this data to develop recommendations for the Committee’s review regarding eligibility, award opportunities, performance measures and goals for the plan periods commencing in the following year. The Committee discusses and considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives and relative market practices.

The Committee and management annually review and consider tally sheets, which are developed collaboratively by Towers Watson and our Human Resources department, to determine the reasonableness of the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, long-term incentives, perquisites, retirement benefits and wealth accumulation.

Based upon 2010 individual performance and results achieved in 2010, the Chief Executive Officer recommended for the Committee’s review and approval specific base salary adjustments for each of the other Named Executive Officers. The Chief Executive Officer made his recommendations in conjunction with the marketplace data and input provided by Towers Watson. He did not participate in any discussions with the Committee involving his own compensation. With guidance from Towers Watson and based on a rigorous review of 2010 performance, the Committee determined the appropriate base salary for the Chief Executive Officer for 2011.

For Annual Plan purposes, during the fourth quarter of 2011, the Committee reviewed plan performance and estimated the incentive payouts for the applicable plan period. In the first quarter of 2012, the Committee determined actual performance against pre-established goals and approved plan attainment levels. Our awards of cash-settled performance units, stock-settled stock appreciation rights (“SARs”), and full value awards (in the form of performance shares or restricted stock units (“RSUs”)) were determined in the first quarter based on competitive long-term incentive market practices, market data, and an evaluation of individual performance.

Pay Mix

Our executive compensation programs are also designed to recognize an executive’s scope of responsibilities, leadership ability, and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation.

The following table summarizes the allocation of the compensation opportunity at target, or “pay mix,” that was granted in 2011 to the Named Executive Officers, based upon the primary elements of compensation (base salary, annual incentive opportunity, and long-term incentive opportunity). Both the annual incentive and long-term incentive opportunity represent the variable compensation portion of each Named Executive Officer’s total compensation opportunity, consistent with our overall pay-for-performance philosophy.

	Pay Mix Allocation
Element	Newlin	Patterson	Smith	Baert	Kedrowski

Base Salary	16%	31%	37%	39%	37%

Annual Incentive Opportunity	18%	20%	21%	20%	20%

Long-Term Incentive Opportunity	66%	49%	42%	41%	43%

Our incentive programs focus on the critical performance measures that determine our overall success and reward executives for the attainment of sustainable, long-term success. For positions with significant business unit responsibilities, annual incentive programs also emphasize success at the business unit level, which may lead to Named Executive Officers at comparable levels being paid differently.

Our executive compensation programs play a material role in our ability to drive strong financial results that exceed expectations. We believe that providing incentive plan opportunities to our executives that are based upon achieving strategic goals and objectives are instrumental in driving desired results and fostering a pay for performance culture.

2011 Executive Compensation Elements

The following table outlines the major elements of 2011 total compensation for our Named Executive Officers:

Compensation Element	Key Features	Objectives and Comments
Base Salary	• Fixed compensation	• Intended to pay for the experience, skills and ongoing value the officer brings to the position

Annual Incentive	• Variable cash compensation that is earned if pre-established annual performance goals are achieved. For 2011, the goals were operating income and working capital as a percentage of sales	• Builds accountability for important annual financial goals • Payment is made only upon achievement of specified goals

Long-Term Incentive Cash-settled Performance Units

•    Variable cash compensation that will be earned if pre-established financial goals are achieved. The 2011-2013 measure is earnings per share. Awards will be determined at the end of 2013 based on performance over the preceding 36-month period. Payment is generally subject to the officer’s continued employment

•    Emphasizes achievement of strategic goals and objectives

•    Payment is made only upon achievement of specified goals

•    Avoids stock dilution

•    Three-year measurement period emphasizes key long-term goals and supports our retention objective

Stock-settled Stock Appreciation Rights

•    Variable compensation that increases in value as our share price rises. For the 2011 grants, SARs vest one-third per year over a three-year period, generally subject to the officer’s continued employment

•    Payable in PolyOne common shares

•    Aligns executives with shareholders by maximizing value through increased stock price

•    Requires growing stock price before any value is realized

•    Increases share ownership

•    Three-year vesting period supports our retention objective

•    Multi-year incentive is a common market practice

Restricted Stock Units	• Equity compensation that will vest and will be payable at the end of the three-year restriction period, subject to the officer’s continued employment • Payable in PolyOne common shares	• Increases share ownership • Three-year vesting period supports our retention objective • Full-value grant is a common market practice

Compensation Element	Key Features	Objectives and Comments

Retirement Plans
U.S. Defined Contribution Plans	• Tax-qualified 401(k) defined contribution plan • Nonqualified excess 401(k) defined contribution plan	• Standard tax-qualified benefit offered to all employees, subject to Internal Revenue Code limits • Restores benefits that are limited by the Internal Revenue Code in the qualified plan
Luxembourg Defined Contribution Plan	• Tax-efficient defined contribution plan	• Mr. Baert participates in a standard tax-efficient defined contribution plan provided to Luxembourg employees
Defined Benefit Plans (these plans have been closed to new participants since the formation of PolyOne and were frozen as of March 20, 2009)	• Tax-qualified defined benefit pension plan • Nonqualified excess defined benefit plan

•    Mr. Smith, as a 22-year employee, participates in the frozen defined benefit pension plan

•    Prior to being frozen, this plan restored benefits that were limited by the Internal Revenue Code in the qualified plan

Supplemental Retirement Benefit for Mr. Newlin	• Nonqualified annual supplemental retirement payments, payable upon a “Qualifying Separation from Service,” payable in the form of a 15-year certain and continuous life annuity	• Consistent with benefits offered at peer companies • Vesting condition supports our retention objective

Subsidized Post-Retirement Medical Plan

(this plan has been closed to new participants since the formation of PolyOne in 2000, and will be eliminated in 2013)

Post-Retirement Medical Plan (at Full Cost to Employee)

•    Subsidized retiree medical coverage (available to certain employees)

•    Retiree medical coverage provided at full cost to the retiree from ages 55 to 65. This is available to all employees who meet specified age and service requirements

•    Mr. Smith, as a 22-year employee, is eligible to participate in this plan

•    Messrs. Newlin, Patterson and Kedrowski are eligible to participate in this plan upon reaching specified age and service requirements

•    Mr. Baert is a non-U.S. based employee and therefore is not eligible to participate in the retiree medical plan

Perquisites	• Benefit allowance • Financial planning and tax preparation • Relocation benefits • Executive physical	• Perquisites and relocation benefits assist in attracting and retaining executive talent • Executive physicals help to ensure continuity of our management team

Analysis of 2011 Compensation Decisions and Actions

The following discussion analyzes the main elements of compensation for the Named Executive Officers.

Base Salary

PolyOne employees were eligible for merit increases in 2011, including our Named Executive Officers. In recognition of the significant role Mr. Newlin continues to play in transforming PolyOne into a high-performing company, the Committee approved an adjustment to Mr. Newlin’s annual base salary, effective January 1, 2011, from $860,000 to $950,000. Prior to this adjustment, Mr. Newlin’s base salary had not changed since March 2008. In the Committee’s judgment, the total compensation package provided to Mr. Newlin, as described under the heading “Employment Agreements with Named Executive Officers – Mr. Newlin” is appropriate in order to fairly compensate and retain Mr. Newlin.

In January 2011, Mr. Patterson was promoted to Executive Vice President and Chief Financial Officer, taking on additional responsibility of providing direction for the growth of our global businesses in Asia. As a result, the Committee approved an adjustment to his annual base salary, from $430,000 to $475,000 in order to recognize his increased responsibilities.

The Committee considered the recommendation of the Chief Executive Officer in determining the salary adjustments for each of the other Named Executive Officers. The primary factors used in determining the adjustment amounts were each executive’s individual performance and the relative position of their salary to the market median for their role. Salary changes for the other Named Executive Officers were effective in May 2011. The Committee approved the following base salaries for the Named Executive Officers:

Named Executive Officer	2010 Base Salary	2011 Base Salary	Adjustment %
Stephen D. Newlin	$860,000	$950,000	10.5%(1)
Robert M. Patterson	$430,000	$475,000	10.5%(2)
Kenneth M. Smith	$344,000	$355,000	3.2%
Bernard Baert(3)	$392,499	$402,017	2.4%
Thomas J. Kedrowski	$333,000	$346,000	3.9%

(1)	Mr. Newlin’s base salary had not changed since 2008.

(2)	Mr. Patterson received a salary increase in connection with his promotion to Executive Vice President.

(3)	In order to reflect more accurately Mr. Baert’s base salary adjustment, the conversion rate used for converting into dollars the Euros that Mr. Baert earned in both 2010 and 2011 was €1.00 = $ 1.29495, the rate in effect on December 31, 2011.

Based on the data provided by Towers Watson, we determined that the 2011 salaries of the Named Executive Officers range from 90% to 110% of the market median for comparable positions, with an average of 102% for all Named Executive Officers.

Annual Incentive

The Annual Plan was approved by shareholders in 2010 and includes a defined set of performance measures that can be used in determining awards under the plan. Annual awards for 2011 were made under the Annual Plan.

In light of Mr. Patterson’s promotion at the beginning of 2011, an increase in his target incentive opportunity under the Annual Plan from 60% to 65% as a percent of base salary was approved. This change was made to keep Mr. Patterson’s annual incentive target in line with the market median in recognition of his new level of responsibilities.

Consistent with our approach to use the market median as a reference point and reward our Named Executive Officers for achievement of specific performance objectives that would advance our profitability, target annual incentive levels for the Named Executive Officers for 2011 were as follows:

Named Executive Officer	2011 Annual Plan Target
Stephen D. Newlin	110%
Robert M. Patterson	65%
Kenneth M. Smith	55%
Bernard Baert	50%
Thomas J. Kedrowski	55%

For 2011, the Committee determined that we would fundamentally maintain the same design as used for the 2010 Annual Plan. We continued to use the following performance measures for the Annual Plan: operating income and working capital as a percentage of sales. The Committee chose to use the same performance measures as those used in 2010 in order to continue to drive profitability, promote working capital management, improve cash flow and drive efficiency in our operations, all of which we believe lead to the continued maximizing of shareholder value. We selected these performance measures for the Annual Plan as they were the most critical elements of PolyOne’s performance for 2011. In the Annual Plan, these measures are defined as:

•	Operating income: operating income less Sunbelt (our joint venture) income and less any specified special items (which consist of non-recurring items as set forth in our quarterly earnings release).

•

Working capital as a percentage of sales is calculated using the following formula: (Average 13 months of Working Capital) divided by (the sum of 12 months of sales), where Working Capital equals (1) Trade Accounts Receivable plus (2) Inventory on a First In First Out basis minus (3) Trade Accounts Payable.

For 2011, we maintained the weighting on operating income of 65% and the weighting on working capital as a percentage of sales of 35%. Mr. Baert is the only Named Executive Officer with responsibility for business unit specific results within the regions of Europe and South America, and his incentive opportunity under the Annual Plan is based on operating income for those regions. The performance measures and weightings used for the Named Executive Officers in the 2011 Annual Plan were as follows:

Performance Measure	Newlin	Patterson	Smith	Baert	Kedrowski
Company Operating Income	65%	65%	65%	—	65%
Operating Income for Europe and South America	—	—	—	65%	—
Consolidated Working Capital as a Percentage of Sales	35%	35%	35%	35%	35%

Even when faced with continuing uncertainty in economic conditions at the beginning of 2011, we set aggressive goals that focused our efforts on those factors that we believe were critical to our on-going success, including profitable growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall strategy. In 2011, we were able to maintain our strong performance from the previous year by achieving maximum performance on our working capital as a percentage of sales metric of 9.6%, which we consider world-class performance. In addition, on a consolidated basis, our performance and results under the total company operating income metric were strong, achieving 191.5% of the target performance level. We viewed the targeted level of performance for this metric as very challenging to achieve, and the actual level of performance reflects superlative results. The performance of our business units varied greatly due to market conditions such as an uncertain economy and increased raw material costs with resulting attainment levels that ranged from 0% to 200% of target.

The performance measures and targets, and the respective levels of achievement for each performance measure under the Annual Plan for 2011 for our Named Executive Officers are set forth below. Payouts are capped at 200% of a participant’s award amount at target.

	2010 Actual Result	2011 Goals			2011 Actual Result	2011 Payout as % of Target
Performance Measure ($ in millions)		Threshold (50%)	Target (100%)	Maximum (200%)
Company Operating Income	$148.2	$155.4	$164.3	$181.9	$180.4	191.5%
Consolidated Working Capital as a Percentage of Sales	9.6%	10.5%	10.3%	9.7%	9.6%	200.0%
Operating Income for Europe and South America (Baert)	—	$43.1	$45.4	$49.7	$45.4	100.5%

The actual amounts earned by the Named Executive Officers under the Annual Plan for 2011 are set forth in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table.

The Annual Plan, as it applies to the Named Executive Officers, is structured to comply with Section 162(m) of the Internal Revenue Code. A more detailed discussion of Section 162(m) of the Internal Revenue Code appears in the “Tax Considerations” section below.

Long-Term Incentive

At the Annual Meeting in May 2010, our shareholders approved the 2010 Equity and Performance Incentive Plan (the “2010 Plan”), which was used to make equity incentive awards in 2011. Our 2012 long-term incentive grants have also been made under the 2010 Plan. On March 9, 2012, our Board of Directors unanimously approved and adopted, subject to the approval of the shareholders at the 2012 annual meeting, the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “2010 Amended Plan”). If approved by the shareholders, future Long-Term Incentive Plan grants will be made under the 2010 Amended Plan.

Long-Term Incentive Plan targets as a percent of base salary are established with consideration of market median levels for each Named Executive Officer’s position (or above-market median levels in the case of our CEO to recognize his recent leadership efforts) and are intended to reward them for achievement of specific performance objectives. In order to align compensation more closely with the market and to focus participants on the long-term performance goals critical to our success and that of our shareholders, the Committee approved an adjustment to the target Long-Term Incentive Plan opportunity for the Named Executive Officers during the first quarter of 2011, as follows:

Long-Term Incentive Plan
Named Executive Officer	2010 Target (as a percentage of Base Salary)	2011 Target (as a percentage of Base Salary)
Stephen D. Newlin	300%	350%
Robert M. Patterson	120%	135%
Kenneth M. Smith	90%	100%
Bernard Baert	90%	100%
Thomas J. Kedrowski	90%	100%

Awards Granted in 2011

In February 2011, we granted long-term incentive awards under the 2010 Plan using three vehicles, with the allocation of the award values roughly as follows: 34% of the award’s value was allocated to performance units for the 2011 performance period, 33% was allocated to stock-settled SARs and 33% was allocated to RSUs. We chose this mix in order to provide balance between the relative values of the three components and efficiently use the shares available under the 2010 Plan.

Cash-Settled Performance Units

The performance units granted in February 2011 will be paid in cash, consistent with past practice, and are based on achievement of performance goals relating to our earnings per share during the three-year period 2011-2013. The Committee selected earnings per share as the performance measure in order to focus our efforts on long term earnings improvement. In 2011, we returned to a three-year measurement period for performance units after two plan years with one-year measurement periods in 2009 and 2010, in order to reinforce our focus on long-term growth. The attainment level for the performance units is determined at the end of the measurement period. The performance units generally do not vest until the end of the three-year measurement period, in order to serve as a retention vehicle.

Upon achievement of the target performance level, a participant would earn the target amount of performance units; attainment of only the threshold performance level would earn 50% of the target award; and attainment of the maximum performance level or greater earns the participant 200% of the target award. If final performance falls between the threshold and target or between target and maximum, earned award amounts under the plan would be interpolated. If threshold performance is not achieved, no award would be paid to the participants.

Given that we do not provide earnings guidance, we believe that disclosure of our actual earnings per share targets for the performance units would cause competitive harm. In setting the applicable target level, the Committee considers how achievement of the performance criteria could be impacted by events expected to occur in the coming years. When establishing the specific goals for the earnings per share performance metric, we considered how likely it will be for us to achieve the goals. We believe that these goals should be appropriately difficult to attain, and will require considerable collective effort on the part of our employees, including our Named Executive Officers, to achieve the target goal. Achievement of the maximum goal is not considered likely, and will require effort beyond that recently demonstrated by our employees if it is to be achieved.

The performance unit amounts for the Named Executive Officers under the Long-Term Incentive Plan are set forth in the 2011 Grants of Plan-Based Awards table.

Stock-Settled SARs

To continually reinforce our ongoing commitment to enhancing shareholder value, the Named Executive Officers received an award of SARs that, when exercised by the holder, are settled in our common shares. Each SAR granted to our Named Executive Officers in February 2011 has a base price of $14.81, the closing market price of our common stock on the date of grant. All SARs granted in 2011 vest in equal installments over three years and have an exercise term of ten years. Beginning with the 2011 grant, the exercise term was changed from seven years to ten years to better align with market practice.

Restricted Stock Units

To promote share ownership and enhance the retention of our executives, we granted RSUs in February 2011 to all Named Executive Officers. The RSUs vest on the third anniversary of the grant date.

Awards Granted in Prior Years

The Committee approved the attainment level of performance units granted at the start of 2009 for performance during the period January 1, 2009 — December 31, 2009 for future payout in 2012 at the end of the three-year plan period. These performance units were based on achievement of performance goals related to our working capital as a percentage of sales over the one-year period. The Named Executive Officers received a cash award based on an attainment of 200% of the target level performance for this goal, as reflected below:

	2009 Goals
Performance Measure	Threshold (30%)	Target (100%)	Maximum (200%)	Actual Result	%Attainment
Working Capital as a Percentage of Sales	15.15%	14.9%	13.9%	12.1%	200%

Payouts for the performance units originally granted in 2009 to the Named Executive Officers under the Long-Term Incentive Plan are reflected in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table. All equity awards outstanding as of December 31, 2011 are set forth in the Outstanding Equity Awards at 2011 Fiscal Year-End Table in this proxy statement.

Retirement Benefits

We offer the following retirement benefits to eligible employees and certain Named Executive Officers as specified. Additional details about these plans, as they apply to the Named Executive Officers, are included in the narrative to the 2011 Pension Benefits Table and 2011 Deferred Compensation Table.

•	A defined contribution retirement benefit available to all U.S. employees through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (the “Qualified Savings Plan”);

•

An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (the “Nonqualified Savings Plan”), but without the Internal Revenue Code contribution and earnings limitations;

•	A standard defined contribution retirement benefit plan provided to all Luxembourg employees, in which Mr. Baert is a participant;

•

A company-funded Internal Revenue Code-qualified defined benefit pension plan (the “Qualified Pension Plan”), as well as an unfunded, nonqualified defined benefit pension plan (the “Benefit Restoration Plan”), under which Mr. Smith is eligible, along with certain other employees, to receive frozen benefits. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Mr. Smith is eligible to receive certain retiree medical benefits for which he will be required to pay a substantial portion of the cost; and

•

A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon his execution of a release and waiver and upon a “qualifying separation from service.”

Perquisites

We provide minimal perquisites to the Named Executive Officers, which we believe are necessary to compete for executive talent. These perquisites for the Named Executive Officers based in the United States consist of a monthly benefit allowance, limited reimbursement of expenses for financial planning and tax preparation, and an annual physical examination. The perquisites for Mr. Baert, which are typical and competitive with companies in Europe, include a PolyOne-provided automobile, meal and entertainment allowance, and reimbursement of expenses for financial planning and tax preparation. The specific amounts attributable to perquisites for 2011 for the Named Executive Officers are disclosed in the 2011 Summary Compensation Table.

We intend that benefit allowances will not be provided to new executives. The benefit allowance and reimbursement of expenses for financial planning and tax preparation are treated as taxable income to the Named Executive Officers.

We also provide other benefits such as medical, dental and life insurance and disability coverage to each U.S.-based Named Executive Officer, which are identical to the benefits provided to all other eligible U.S.-based employees. Medical, dental and life insurance coverage provided to Mr. Baert is identical to the benefits provided to all other Luxembourg-based employees. We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation in 2011: Mr. Newlin — five weeks, Mr. Patterson — four weeks, Mr. Smith — five weeks, Mr. Kedrowski — four weeks and Mr. Baert — 26 days.

Changes to our Relocation Policy

For information on recent changes to our Relocation Policy, see “Compensation Discussion and Analysis — Listening to Shareholders and Implementing Shareholder-Friendly Pay Practices.”

Employment Agreements with Named Executive Officers

Messrs. Newlin and Baert are parties to employment agreements with us, as described below. We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is a party to a Continuity Agreement, as described in “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Newlin

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he serves as our Chairman, President and Chief Executive Officer. We entered into this agreement in order to attract Mr. Newlin to PolyOne and set the terms of his employment. The agreement provided for specified equity awards, intended to serve as an inducement to join PolyOne, for Mr. Newlin’s initial base salary and for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. In addition, the agreement provides for certain payments upon termination of Mr. Newlin’s employment, as described more fully in “Potential Payments Upon Termination or Change-in-Control” below. In July 2008, Mr. Newlin’s agreement was amended to provide for a supplemental retirement benefit, as described above and more fully in the narrative for the 2011 Pension Benefits Table.

Mr. Baert

In connection with the change in location for our European headquarters, PolyOne Luxembourg s.à r.l., our wholly owned subsidiary located in Luxembourg, entered into an employment agreement with Mr. Baert, effective September 1, 2009. It is customary in Luxembourg that we maintain an agreement with each of our employees, including Mr. Baert. Among other things, the agreement provides that Mr. Baert will be entitled to a monthly base salary, daily meal vouchers and the use of a company car. Under the agreement, Mr. Baert may also be eligible to participate in our Annual Plan and will be included in a defined contribution benefits cafeteria plan established by PolyOne Luxembourg. Pursuant to the terms of the agreement, Mr. Baert has agreed not to compete with us for a period of twelve months after termination of the agreement. Mr. Baert’s agreement provides for certain payments upon termination of Mr. Baert’s employment, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

Tax Considerations

Cash compensation, such as base salary or annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan.

Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised and performance shares, RSUs and performance units are generally taxable when paid. We realize a tax deduction at that time. The Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars for certain Named Executive Officers, and which specifies the requirements for the “performance-based” exemption from this limit. The Committee generally manages our incentive programs to qualify for the performance-based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Committee review and consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. Depending upon the type of accounting treatment associated with an incentive plan design, management and the Committee may alter or modify the incentive award due to the accounting treatment if the award (and the related accounting consequences) were to adversely affect our financial performance.

Executive Compensation Governance

Stock Ownership and Retention Guidelines

In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted share ownership and retention guidelines specifying a minimum level of share ownership for all executives, including all Named Executive Officers.

Levels were originally established in 2009 when, given the sustained impact of volatile stock prices on ownership guidelines, we changed from a value that was a multiple of an executive’s salary to a fixed number of shares. A retention requirement was also added at this time. In 2011, the Committee approved revisions to the share requirements for each level when, with the help of Towers Watson, it was determined that the existing requirements were above the market median. At the same time, our retention requirements were also revised. The current retention requirements state that all officers are required to retain 100% of all net shares obtained through the company as compensation for services provided. The requirement to retain 100% will cease when the share ownership guideline has been met provided that an officer can only divest of a number of shares such that the guideline continues to be met. In addition, the current retention requirements are no longer reduced for executives that attain age 55, as was mandated in the previous guidelines. In general, shares counted toward required ownership include shares directly held and shares held in our benefit or deferral plans

(including RSUs, performance shares that have met the applicable performance criteria, and phantom shares under our nonqualified deferral plan). The specific levels of share ownership for the Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the guidelines.

	Newlin	Patterson	Smith	Baert	Kedrowski
Share Ownership Target (in shares)	350,000	80,000	60,000	60,000	60,000
Total Share Ownership as of 3/6/12	750,482	250,613	178,028	78,881	162,243
Attainment Status	214%	313%	297%	131%	270%

Mr. Patterson has been with PolyOne less than five years and is not yet required to reach 100% of the full share ownership guideline (100,000 shares). The share ownership target for Mr. Patterson has been reduced to reflect that he has been with PolyOne for four years.

Timing with Respect to Equity Award Grants

We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Committee or, pursuant to authority delegated by the Board or the Committee to the Chief Executive Officer. Such grants generally should be made at times when the Company is not in a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information or at other times when the Company is not in possession of material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or stock appreciation right shall not be less than the fair market value of the Company’s common shares on the date of grant (which is defined as the closing price of our common shares on the date of grant).

Clawback Policy

We have adopted a policy that is consistent with the requirements of the Sarbanes-Oxley Act of 2002, which requires the Chief Executive Officer and Chief Financial Officer to reimburse us for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to material noncompliance with any financial reporting requirement if they are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), when the SEC or NYSE promulgates implementing rules and regulations.

Hedging Policy

Our Securities Trading Policy currently provides that, consistent with our philosophy to encourage long-term investments, directors, officers and certain other employees of PolyOne are prohibited from engaging in any speculative transactions involving our securities, including buying or selling puts or calls, short sales, or margin purchases of our securities. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Act when they are finalized.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by, and the compensation opportunity granted to, our principal executive officer, our principal financial officer, and our other three most highly compensated executive officers, during the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non- Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Stephen D. Newlin, Chairman, President & Chief Executive Officer	2011	$946,538	—	$1,285,508	$1,282,148	$4,088,859	$520,514	(5)	$309,759	(7)	$8,433,326
	2010	860,000	—	967,589	850,590	3,030,236	538,990		1,263,730		7,511,135
	2009	860,000	—	312,547	275,559	1,720,000	516,552		138,847		3,823,505
Robert M. Patterson, Executive Vice President and Chief Financial Officer	2011	473,269	—	247,327	247,660	996,654	—		97,152	(8)	2,062,062
	2010	424,231	—	191,760	167,700	509,077	—		71,168		1,363,936
	2009	415,000	—	60,325	53,223	415,000	—		198,924		1,142,472
Kenneth M. Smith, Senior Vice President, Chief Information and Chief Human Resources Officer	2011	350,769	—	131,809	130,732	617,187	158,619	(6)	83,045	(9)	1,472,161
	2010	340,923	—	107,865	94,380	504,501	130,531		70,308		1,248,508
	2009	336,000	—	35,179	31,042	336,000	121,177		61,563		920,961
Bernard Baert, Senior Vice President, President of Europe and South America(1)	2011	398,612	—	131,809	130,732	570,711	—		70,728	(10)	1,302,592
	2010	398,507	—	107,865	94,380	566,927	—		59,377		1,227,056
	2009	424,953	—	28,194	24,898	283,974	—		78,259		840,278
Thomas J. Kedrowski, Senior Vice President, Supply Chain and Operations	2011	341,000	—	131,809	130,732	596,738	—		75,073	(11)	1,275,352
	2010	328,769	—	107,865	94,380	484,735	—		221,966		1,237,715

(1)	Mr. Baert’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Baert into dollars for purposes of this table was €1.00 = $1.29495, which is the conversion rate used in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, $1.32525 for the fiscal year ended December 31, 2010, and $1.43325 for the fiscal year ended December 31, 2009.

(2)	This column includes for 2011 time-vested, stock-settled RSUs granted in 2011 to the Named Executive Officers under our 2010 Plan. The amounts reported represent the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. For 2011, these grants are described more fully in the narrative following the 2011 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2011 — Restricted Stock Units” section of this proxy statement.

(3)	This column includes for 2011 time-vested, stock-settled SARs granted in 2011 to the Named Executive Officers under our 2010 Plan. The amounts reported represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. For 2011, these grants are described more fully in the narrative following the 2011 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2011 — Stock-Settled SARs” section of this proxy statement.

(4)

This column reflects for 2011 amounts earned by the Named Executive Officers under the Annual Plan and the 2009 — 2011 Long Term Incentive Plan. The terms of the Annual Plan are described more fully in the narrative following the 2011 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Annual Incentive” section of this proxy statement. The terms of the 2009 — 2011 Long Term Incentive Plan Cash-Settled Performance Units are described more fully in the narrative following the “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Awards Granted in Prior Years” section of this proxy statement. The amounts earned by the named Executive Officers under each plan are listed below.

Name	Annual Plan ($)	Cash-Settled Performance Units ($)
S.D. Newlin	$2,024,859	$2,064,000
R.M. Patterson	598,254	398,400
K.M. Smith	375,187	242,000
B. Baert	269,711	301,000
T.J. Kedrowski	364,738	232,000

(5)	Mr. Newlin is entitled to a supplemental retirement benefit under his employment agreement, as described more fully in the “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Retirement Benefits” section of this proxy statement. The amount for 2011 represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2010 actuarial present value from the December 31, 2011 actuarial present value) of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity beginning at age 58.6 and assumes that Mr. Newlin has a “Qualifying Separation from Service.”

(6)	Mr. Smith participates in the Qualified Pension Plan and the Benefit Restoration Plan that existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna. The amount represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2010 actuarial present value from the December 31, 2011 actuarial present value) of Mr. Smith’s accumulated benefits under the Qualified Pension Plan and the Benefit Restoration Plan.

(7)	Amount for 2011 consists of company contributions to our Qualified Savings Plan in the amount of $15,925, company contributions under our nonqualified retirement plan in the amount of $168,580, reinvested dividend equivalents on outstanding restricted stock units valued at $72,640 and tax reimbursements for moving expenses in the amount of $3,400 carried over from the prior year before the change to our relocation policy as described on page 23. Mr. Newlin also received the following amounts in 2011, as reflected in the table: reimbursement of moving expenses ($10,715), benefit allowance ($24,000), financial planning and tax preparation expenses ($13,000), imputed income of guest travel ($1,324), and an executive physical ($175).

(8)	Amount for 2011 consists of company contributions to our Qualified Savings Plan in the amount of $15,925, company contributions under our nonqualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $47,928 and reinvested dividend equivalents on outstanding restricted stock units valued at $14,112. Mr. Patterson also received the following amounts in 2011, as reflected in the table: benefit allowance ($7,200), financial planning and tax preparation expenses ($10,000), and an executive physical ($1,987).

(9)	Amount for 2011 consists of company contributions to our Qualified Savings Plan in the amount of $15,925, company contributions under our nonqualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $31,251 and reinvested dividend equivalents on outstanding stock units valued at $8,015. Mr. Smith also received the following amounts in 2011, as reflected in the table: benefit allowance ($19,200), financial planning and tax preparation expenses ($7,394), and an executive physical ($1,260).

(10)	Amount for 2011 consists of company contributions to a tax-efficient savings plan, generally provided to all Luxembourg employees, in the amount of $52,275 and reinvested dividend equivalents on outstanding stock units valued at $7,135. Mr. Baert also received the following amounts in 2011, as reflected in the table: company provided automobile ($8,969), and meal vouchers ($2,349). These amounts have been converted from Euros to dollars as set forth in footnote 1 to the 2011 Summary Compensation Table.

(11)	Amount for 2011 consists of company contributions to our Qualified Savings Plan in the amount of $15,925, company contributions under our nonqualified retirement plan providing in the amount of $26,233 and reinvested dividend equivalents on outstanding restricted stock units valued at $8,015. Mr. Kedrowski also received the following amounts in 2011, as reflected in the table: benefit allowance ($19,200), and financial planning and tax preparation expenses ($5,700).

2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Options Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards(6) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7) ($)
		Threshold(3) ($)	Target ($)	Maximum ($)
S.D. Newlin	(1)	$520,596	$1,041,192	$2,082,384	—	—	—	—
	2/16/2011	665,000	1,330,000	2,660,000	—	—	—	—
	2/16/2011	—	—	—	—	157,900	$14.81	$1,282,148
	2/16/2011	—	—	—	86,800	—	—	1,285,508
R.M. Patterson	(1)	153,812	307,625	615,250	—	—	—	—
	2/16/2011	128,250	256,500	513,000	—	—	—	—
	2/16/2011	—	—	—	—	30,500	14.81	247,660
	2/16/2011	—	—	—	16,700	—	—	247,327
K.M. Smith	(1)	96,461	192,923	385,846	—	—	—	—
	2/16/2011	68,800	137,600	275,200	—	—	—	—
	2/16/2011	—	—	—	—	16,100	14.81	130,732
	2/16/2011	—	—	—	8,900	—	—	131,809
B. Baert	(1)	99,653	199,306	398,612	—	—	—	—
	2/16/2011	80,337	160,673	321,346	—	—	—	—
	2/16/2011	—	—	—	—	16,100	14.81	130,732
	2/16/2011	—	—	—	8,900	—	—	131,809
T.J. Kedrowski	(1)	93,775	187,550	375,100	—	—	—	—
	2/16/2011	66,600	133,200	266,400	—	—	—	—
	2/16/2011	—	—	—	—	16,100	14.81	130,732
	2/16/2011	—	—	—	8,900	—	—	131,809

(1)	There is no grant date for these awards. This row relates to awards made under our cash-based Annual Plan.

(2)	The first row of this column for each Named Executive Officer represents the annual cash incentive opportunity for the Named Executive Officer under the Annual Plan. The actual amount earned for 2011 under the Annual Plan is included in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table. The second row of this column for each Named Executive Officer represents the performance units awarded to the Named Executive Officer under the 2010 Plan. Each performance unit is equal in value to $1.00. These performance units are subject to achievement of specified performance goals over the performance period from January 1, 2011 to December 31, 2013. The performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be in 2014 and shall occur no later than March 15, 2014.

(3)	Threshold refers to the minimum amount payable upon reaching the threshold level of performance. If threshold performance is not attained, the participant will receive $0 for this award.

(4)	The numbers in this column represent stock-settled Restricted Stock Units granted to the Named Executive Officers under the 2010 Plan, which vest on the third anniversary of the grant date. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock.

(5)	The numbers in this column represent stock-settled SARs granted to the Named Executive Officers under the 2010 Plan, which become exercisable one-third on each anniversary of the date of the grant.

(6)	In setting the base price of SARs, we have followed the practice of using the closing price on the grant date. This practice is in compliance with the 2010 Plan. The award of stock-settled SARs that was granted on February 16, 2011 to the Named Executive Officers was priced using the grant date closing price of $14.81.

(7)	The amounts in the column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Set forth below is narrative disclosure relating to the 2011 Summary Compensation Table and the 2011 Grants of Plan-Based Awards table.

Senior Executive Annual Incentive Plan

Annual cash incentives were awarded for 2011 under our Annual Plan and are based on achievement of performance goals relating to company operating income and consolidated working capital as a percentage of sales (for the corporate staff participants) and business unit operating income and consolidated working capital as a percentage of sales (for Mr. Baert). For a more detailed discussion of our Annual Plan, see “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Annual Incentive.”

Cash-Settled Performance Units

Cash-settled performance units were granted in 2011 to all of our Named Executive Officers under our 2010 Plan and are based on achievement of the performance goal, earnings per share, over a three-year period. If performance goals are achieved, these awards will vest and pay out in early 2014, generally subject to continued employment. For a more detailed discussion of the performance units granted in 2011, see “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2011 — Cash-Settled Performance Units.”

Stock-Settled SARs

In 2011, the Committee granted stock-settled SARs to the Named Executive Officers. These SARs have a term of ten years and vest one-third per year over three years. For a more detailed discussion of the stock-settled SARs granted in 2011, see “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2011 — Stock-Settled SARs.”

Restricted Stock Units

In 2011, the Committee granted RSUs to the Named Executive Officers. The RSUs vest 100% and are payable at the end of a three-year period. The RSUs are provided dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs. For a more detailed discussion of the RSUs granted in 2011, see “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2011 — Restricted Stock Units.”

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers except for Messrs. Newlin and Baert. Mr. Newlin’s and Mr. Baert’s employment agreements are described in detail in the “Compensation Discussion and Analysis — Employment Agreements with Named Executive Officers” and the “Potential Payments Upon Termination or Change-in-Control” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
S.D. Newlin	—	—		—	—	—	249,152	(4)	$2,877,706
	—	—		—	—	—	122,601	(5)	1,416,042
	—	—		—	—	—	87,876	(6)	1,014,968
	174,900	—		—	$9.1850	2/20/2013	—		—
	286,800	—		—	6.7650	3/5/2015	—		—
	—	142,033	(7)	—	1.4300	3/4/2016	—		—
	72,700	145,400	(8)	—	7.9900	2/16/2017	—		—
	—	157,900	(9)	—	14.8100	2/16/2021	—		—
R.M. Patterson	—	—		—	—	—	48,089	(4)	555,428
	—	—		—	—	—	24,297	(5)	280,630
	—	—		—	—	—	16,907	(6)	195,276
	60,000	—		—	7.7200	5/14/2015	—		—
	54,867	27,433	(7)	—	1.4300	3/4/2016	—		—
	14,333	28,667	(8)	—	7.9900	2/16/2017	—		—
	—	30,500	(9)	—	14.8100	2/16/2021	—		—
K.M. Smith	—	—		—	—	—	28,043	(4)	323,897
	—	—		—	—	—	13,667	(5)	157,854
	—	—		—	—	—	9,010	(6)	104,066
	31,200	—		—	6.7650	3/5/2015	—		—
	16,000	16,000	(7)	—	1.4300	3/4/2016	—		—
	8,067	16,133	(8)	—	7.9900	2/16/2017	—		—
	49,500	—		—	12.2200	3/25/2012	—		—
	5,000	—		—	6.0000	3/31/2013	—		—
	—	16,100	(9)	—	14.8100	2/16/2021	—		—
B. Baert	—	—		—	—	—	22,475	(4)	259,586
	—	—		—	—	—	13,667	(5)	157,854
	—	—		—	—	—	9,010	(6)	104,066
	—	12,833	(7)	—	1.4300	3/4/2016	—		—
	—	16,133	(8)	—	7.9900	2/16/2017	—		—
	47,500	—		—	12.2200	3/25/2012	—		—
	—	16,100	(9)	—	14.8100	2/16/2021	—		—
T.J. Kedrowski	—	—		—	—	—	28,043	(4)	323,897
	—	—		—	—	—	13,667	(5)	157,854
	—	—		—	—	—	9,010	(6)	104,066
	60,000	—		—	7.6750	9/9/2014	—		—
	31,200	—		—	6.7650	3/5/2015	—		—
	32,000	16,000	(7)	—	1.4300	3/4/2016	—		—
	8,067	16,133	(8)	—	7.9900	2/16/2017	—		—
	—	16,100	(9)	—	14.8100	2/16/2021	—		—

(1)	This column shows the fully vested and exercisable stock options and SARs held by the Named Executive Officers as of December 31, 2011.

(2)

The RSUs and performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. This column includes all dividend equivalents declared in 2011 attributable to the awards (including the 4th quarter dividend declared on December 14, 2011, which was paid on January 9, 2012).

(3)	The market value is determined based on the closing market price of our common shares on the last trading day of the 2011 fiscal year, December 30, 2011 ($11.55).

(4)	Represents stock-settled performance shares that were granted on March 5, 2009 and vest upon the attainment of target prices (sustained for three consecutive trading dates) for our common shares as follows: 1/3 @ $1.57; 1/3 @ $1.72; and 1/3 @ $1.86. Vested Performance Shares will be released 3 years from the date of grant. The performance shares include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(5)	Represents stock-settled RSUs that were granted on February 17, 2010 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(6)	Represents stock-settled RSUs that were granted on February 16, 2011 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(7)	Represents stock-settled SARs granted on March 5, 2009 and vest upon the attainment of target prices (sustained for three consecutive trading dates) for our common shares as follows: 1/3 @ $1.57; 1/3 @ $1.72; and 1/3 @ $1.86.

(8)	These stock-settled SARs were granted on February 17, 2010 and vest one-third on each of the first three anniversaries of the date of grant.

(9)	These stock-settled SARs were granted on February 16, 2011 and vest one-third on each of the first three anniversaries of the date of grant.

2011 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
S.D. Newlin	450,434	$4,071,341	114,700	$1,628,740
R.M. Patterson	—	—	40,000	576,800
K.M. Smith	18,600	47,151	12,600	178,920
B. Baert	31,301	313,374	12,600	178,920
T.J. Kedrowski	—	—	12,600	178,920

(1)	Mr. Newlin exercised 450,434 SARs and received 170,418 shares, as the remaining shares were withheld to cover the cost of taxes and the exercise price. Mr. Baert exercised 31,301 SARs, and received 21,032 shares, as the remaining shares were withheld to cover the cost of taxes and the exercise price. Mr. Smith exercised 18,600 SARs and received 2,817 shares, as the remaining shares were withheld to cover the cost of taxes and the exercise price.

(2)	Represents the difference between the market price of our common shares at exercise and the base price of the SARs exercised.

2011 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
S.D. Newlin	Supplemental retirement benefit under employment agreement	—	$5,917,311	(1)	$0
R.M. Patterson	N/A	—	—		—
K.M. Smith	PolyOne Merged Pension Plan	17.4	552,088	(2)(3)	0
	The Geon Company Section 401(a)(17) Benefit Restoration Plan	17.4	703,568	(2)(4)	0
B. Baert	N/A	—	—		—
T.J. Kedrowski	N/A	—	—		—

(1)	The Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2011 of the annual benefit payment earned as of December 31, 2011 that will be payable under Mr. Newlin’s Amended and Restated Letter Agreement, dated as of July 16, 2008, providing for a 15-year certain and continuous life annuity beginning at age 58.9. Lump sum payments are not allowed under the arrangement. The assumptions used to determine the lump-sum value are a discount rate of 5.12% and a post-retirement mortality using the 2012 static annuitant table described in Internal Revenue Service Regulation §1.430(h)(3).

(2)	The Present Value of Accumulated Benefit shown above for each plan for Mr. Smith is the lump-sum value as of December 31, 2011 of the monthly pension benefit earned as of December 31, 2011 that would be payable under that plan for Mr. Smith’s life beginning at age 62 (the earliest age prior to the normal retirement age of 65 when benefits can commence unreduced for early retirement). Lump sum payments are not allowed under either plan. The assumptions used to determine the lump-sum value are a discount rate of 5.12% and a post-retirement mortality using the RP2012 static annuitant table described in Internal Revenue Service Regulation §1.430(h)(3). No pre-retirement decrements are assumed.

(3)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2011 Pension Benefits Table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $425,331 instead of the $552,088 shown in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

(4)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2011 Pension Benefits Table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $542,032 instead of the $703,568 in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

We offer a defined contribution retirement benefit to all U.S. employees through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) a company-paid match on employee 401(k) contributions equal to dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $16,500 and earnings upon which employee/company contributions are based to $245,000 in 2011.

The Nonqualified Savings Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

Mr. Baert is based outside the United States and does not participate in the Qualified Savings Plan or the Nonqualified Savings Plan. Mr. Baert relocated from our Belgium office to our Luxembourg office on September 1, 2009. Prior to that date, he participated in a standard defined contribution retirement benefit plan generally provided to all Belgium employees. Mr. Baert’s benefit in the Belgium pension plan is frozen and no further contributions will be made by us to this plan on his behalf. Due to the fact that he is over age 60 and has transferred to Luxembourg, the assets in this plan are now fully owned by Mr. Baert. Beginning September 1, 2009, Mr. Baert became a participant in the standard defined contribution retirement benefit plan provided to all Luxembourg employees. The plan provides employees with individual retirement accounts funded by (1) an automatic Company-paid contribution of 5% of base pay up to a salary limit ($136,558 for 2011), plus 15% of base pay in excess of the salary limit and (2) employee contributions up to the limit of $1,554 annually.

Mr. Smith is eligible, along with certain other employees, to receive pension payments under the Qualified Pension Plan, as well as the Benefit Restoration Plan. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Mr. Smith is eligible to receive certain retiree medical benefits for which he will be required to pay a substantial portion of the cost. This plan will be phased out until its elimination in 2013. These plans existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna and generally benefited all nonunion employees of Geon.

The Benefit Restoration Plan provides benefits that are in addition to those offered under the Qualified Pension Plan. Benefits are calculated under a formula similar to that of the Qualified Pension Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code. The benefits under the Benefit Restoration Plan are offset by benefits provided under the Qualified Pension Plan. The Qualified Pension Plan makes available a pension that is paid from funds in trust provided through contributions by us. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of Mr. Smith’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match by us in the qualified savings plans. The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of 2002 Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

A retirement-eligible employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit in a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% joint and survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by the participant with spousal agreement if married. Lump sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his normal retirement date and elected a 50% joint and survivor form of payment and then immediately died. The 50% joint and survivor form provides the surviving spouse with monthly lifetime payments at the participant’s normal retirement age equal to 50% of the benefit that otherwise would have been payable. Payments can commence prior to the participant’s normal retirement age but may be reduced for early commencement.

The Qualified Pension Plan and Benefit Restoration Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Committee examined whether our retirement programs were consistent with PolyOne goals, including fairness to all associates and competitiveness in the marketplace. With this change, we have a single and competitive retirement plan for our U.S.-based employees.

Messrs. Patterson, Baert and Kedrowski do not participate in a defined benefit plan.

During 2008, the Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. Thus, Mr. Newlin’s employment agreement (which provides for the terms of Mr. Newlin’s employment) was amended on July 16, 2008 to include certain retirement benefits. Specifically, the employment agreement was amended to provide that upon a Qualifying Separation from Service, Mr. Newlin will be entitled to annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs a disability prior to a Qualifying Separation from Service, he or his designated beneficiary will be entitled to certain supplemental retirement payments. Generally, Mr. Newlin will be considered to have a Qualifying Separation from Service if (1) he attains the age of 55 and has at least five years of service with us, is serving as Chairman and Chief Executive Officer at the time of his retirement (provided that if the Board, in its sole discretion, has identified a suitable successor for the position of Chief Executive Officer, he only needs to be serving as Chairman at the time of his retirement) and the Board, in its sole discretion, has identified a suitable successor to the position of Chief Executive Officer; or (2) Mr. Newlin’s employment is involuntarily terminated other than for serious cause or Mr. Newlin terminates employment for good reason following a change of control of PolyOne. Under the terms of the amended employment agreement, he will also be treated as a retiree for purposes of any SARs, RSUs, performance shares and performance units awarded to him as long-term incentive awards. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, or disclosure of confidential information or deliberate dishonesty.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4)(5) ($)
S.D. Newlin	$153,812	$168,580	$26,448	—	$1,238,277
R.M. Patterson	205,423	47,928	(10,300)	—	748,043
K.M. Smith	27,047	31,251	4,173	—	453,154
B. Baert	—	—	—	—	—
T.J. Kedrowski	18,632	26,233	(9,747)	—	137,189

(1)	These amounts reflect actual amounts earned by the Named Executive Officers in 2011 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2011 Summary Compensation Table as follows:

Name	2011 “Salary” Column ($)	2011 “Non-Equity Incentive Plan Compensation” Column ($)
S.D. Newlin	$48,230	$105,582
R.M. Patterson	80,385	125,038
K.M. Smith	17,871	9,176
B. Baert	—	—
T.J. Kedrowski	14,488	4,144

(2)	This column contains contributions by us in the last fiscal year under our nonqualified retirement plan, the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). Mr. Baert does not currently participate in this plan or any other nonqualified deferred compensation plan. The following table breaks out the contributions made by us in 2011 under each of the types of contributions described above:

Company Contribution	Newlin	Patterson	Smith	Baert	Kedrowski
Company Match	$116,709	$33,181	$21,635	—	$17,081
Retirement Contribution	$51,871	$14,747	$9,616	—	$9,153

All of these amounts are included in the “All Other Compensation” column of the 2011 Summary Compensation Table.

(3)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2011 Summary Compensation Table.

(4)	A portion of the balance reflected in the table represents amounts earned by the executives, which they have elected to defer on a voluntary basis. Mr. Smith also has a balance in a frozen nonqualified deferred compensation plan sponsored by our predecessor company, Geon. The Geon Company Section 401(a)(17) Benefit Restoration Plan amounts are reflected in the table.

(5)	Includes amounts reported as compensation for the Named Executive Officers in the Summary Compensation Table for previous years. The following aggregate amounts of executive and company contributions were included in the Summary Compensation Table for fiscal years 2006 — 2010.

Name	Executive Contributions FY 2006 — 2010 ($)	Registrant Contributions FY 2006 — 2010 ($)
S.D. Newlin	$397,778	$435,310
R.M. Patterson	335,001	76,722
K.M. Smith	57,443	79,350
B. Baert	—	—
T.J. Kedrowski	16,308	23,121

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the nonqualified plan. Each Named Executive Officer who is a participant in the supplemental plan is 100% vested in that portion of his account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen plans are subject to the rules of Section 409A of the Internal Revenue Code, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following the executive’s “separation from service” with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with our Named Executive Officers other than Messrs. Newlin and Baert. We do have management continuity agreements with each of our Named Executive Officers, which agreements provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers other than Messrs. Newlin and Baert participate in our Executive Severance Plan. Further, our plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment and/or upon a change of control are described below. The table following the narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances, assuming that the executive’s employment terminated on December 30, 2011.

Management Continuity Agreements

We have entered into management continuity agreements (the “Continuity Agreements”) with all of our elected corporate officers, including each of the Named Executive Officers. The purpose of the Continuity Agreements are to encourage the individuals to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. The Continuity Agreements generally provide for the continuation of employment of the individuals (for a period of two or three years, depending on the executive) in the same positions and with the same responsibilities, authorities, benefits and level of compensation that they possessed immediately prior to the change of control. The agreements provide severance protection should the officer’s employment be terminated either by us without cause or by the executive for good reason (as defined in the agreements) following a change of control. The agreements are automatically renewed each year unless we give prior notice of termination of the Continuity Agreement.

The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. Generally, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board;

•

certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

In order to provide additional protection, our equity awards and annual incentive provide for accelerated benefits in the event of a change of control. In addition, the terms of the performance units provide that in the event of a change of control, the participant is entitled to 100% of the performance units. In the event of a change of control and a termination of the executive’s employment by us without cause or by the executive for good reason (as defined in the agreements), the SARs remain exercisable for their full term. These change of control provisions affect all participants in those programs, including the Named Executive Officers.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” generally the Continuity Agreements provide that the individual would be entitled to receive:

•	a lump sum payment of two or three years of base salary, depending on the executive;

•	a payment of up to two or three times (depending on the executive) the executive’s targeted annual incentive amount in effect prior to the change of control;

•	employee health and welfare benefits for up to two or three years (depending on the executive) at active employee rates;

•	a financial planning/tax preparation allowance equal to the annual financial planning/tax preparation allowance the executive was entitled to receive prior to the change of control;

•	a lump sum payment equal to the company contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

•	a tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements.

In 2011, the Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Section 280G of the Internal Revenue Code, from the Continuity Agreements provided to new executives in 2011 and in future years.

Under the terms of the Continuity Agreements, “cause” is defined generally to include: (1) following notice and an opportunity to cure, the willful and continued failure of the executive to substantially perform his duties, which causes material and demonstrable injury to the company; or (2) the willful engaging by the executive in other gross misconduct materially and demonstrably injurious to the company.

Further, under the terms of the Continuity Agreements, “good reason” is defined generally to include:

•	changes in duties, responsibilities, reporting relationships and status that constitute a material demotion;

•

the assignment of duties or responsibilities that are materially inconsistent with, or materially and adversely change, the executive’s positions, duties, responsibilities or reporting relationships and status;

•	a reduction in base salary or target incentive;

•	the failure to continue employee benefits or perquisites on a substantially equivalent basis;

•	the requirement to change the principal location of the executive’s work, which results in an additional commute of more than 50 miles;

•	the requirement for increased travel (one-third more) away from the executive’s office;

•	the failure of a successor to assume the Continuity Agreement; or

•	a termination of employment that does not comply with the Continuity Agreement.

For the Chief Executive Officer, “good reason” also includes his election to terminate employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against us and comply with confidentiality, non-compete and non-solicitation covenants for two or three years (depending on the executive).

Employment Agreement with Mr. Newlin

We have entered into an employment agreement with Mr. Newlin, pursuant to which he serves as our Chairman, President and Chief Executive Officer. The agreement provides that if (1) Mr. Newlin’s employment is terminated by us without Serious Cause (as defined in our Employee Transition Plan), (2) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above) and (3) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination and executes a release of claims against us, Mr. Newlin will be entitled to 36 months of salary continuation and specified benefits, a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage for 24 months in our medical and dental plans (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his employment agreement if his employment is involuntarily terminated other than for Serious Cause or if Mr. Newlin terminates employment for “good reason” (as defined above) following a change of control. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the employment agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions and Actions — Retirement Benefits” section of this proxy statement.

Employment Agreement with Mr. Baert

Our wholly-owned subsidiary, PolyOne Luxembourg, has entered into an Undetermined Time Employment Contract with Mr. Baert, in connection with the change in location of our European headquarters from Belgium to Luxembourg. There is no specified employment term under this agreement. PolyOne Luxembourg may terminate the agreement within the legal notice period required by the Luxembourg Labor Code or immediately for gross misconduct. If PolyOne Luxembourg terminates the agreement for any reason other than gross misconduct, Mr. Baert will be entitled to a severance package based on the Luxembourg Labor Code, provided that the amount of such severance package will not be less than the amount that Mr. Baert would have received under the formula provided under his former employment with our Belgian subsidiary. Presently, taking into account Mr. Baert’s level of remuneration, seniority and age, if the agreement were terminated by PolyOne Luxembourg for any reason other than gross misconduct, Mr. Baert would be entitled to receive an amount equal to 30 months of “remuneration” (defined as Mr. Baert’s average base salary, incentives and bonuses over the last 36 months plus the value of the use of a company car, meal vouchers, PolyOne Luxembourg’s contribution to the defined contribution pension plan and all other regular payments or benefits granted by his employer). The agreement specifically provides that Mr. Baert is not entitled to any severance benefits other than those provided by law or under the agreement and that the Executive Severance Plan does not apply to him. The specific amounts payable to Mr. Baert under his agreement are summarized in the tables following this narrative discussion.

Executive Severance Plan

Effective May 25, 2006, the Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our executive officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Messrs. Newlin and Baert.

The Executive Severance Plan provides that if we terminate the employment of a Named Executive Officer for any reason other than cause, the Named Executive Officer will be entitled to receive:

•	salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	a pro rata payment of his annual bonus for the year of termination;

•	reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans plus any taxes imposed as a result of such reimbursement; and

•	fees for outplacement benefits for a period of 12 months.

We do not have to make payments to any Named Executive Officer under the Executive Severance Plan if he is entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Senior Executive Annual Incentive Plan

The Annual Plan provides opportunities to our key executives to receive incentive compensation as a reward for high levels of performance above the ordinary performance standards compensated by base salary, without limiting our ability to deduct that expenditure for federal income tax purposes. Currently, all of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant a pro-rated lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year prior to the change of control and one-twelfth of the participant’s target annual incentive award in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made.

Under the Annual Plan, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board of Directors;

•

certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

Equity/Long-Term Incentive Awards

Each of the agreements evidencing outstanding awards of restricted stock, stock options, SARs and performance units provides that the vesting of such award will accelerate upon a change of control. For this purpose a “change of control” is defined, in some instances, the same as in the Annual Plan and, in other instances, the same as in the Continuity Agreements.

Retirement Benefits

Our defined benefit retirement benefit plans applicable to Mr. Smith also have provisions relating to the termination of the participants’ employment with us. Mr. Newlin’s supplemental retirement benefit under his employment agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the 2011 Pension Benefits Table contained in this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2011

The following table summarizes the amounts payable to the Named Executive Officers upon termination under specified circumstances or upon a change of control. The data in the tables assumes that each triggering event listed in the tables occurred on December 30, 2011 and that the stock price for our common shares is $11.55, the closing sales price of our common shares on December 30, 2011.

Name	Benefits and Payments	Voluntary Termination or Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Involuntary Termination without Cause or for Good Reason Following a Change of Control ($)
Stephen D. Newlin
	Cash Severance Benefit(2)	0	0	0	0	2,850,000	5,985,000
	Annual Incentive for Year of Termination(3)	0	0	0	0	2,024,859	2,024,859
	Cash-Settled Performance Units(4)	2,506,929	2,506,929	2,506,929	0	2,506,929	3,394,000
	Restricted Stock Units(5)	1,176,783	3,886,294	3,886,294	0	3,886,294	5,308,715
	Unexercisable Stock Options/SARs(5)	224,469	1,579,148	1,579,148	0	1,579,148	1,955,001
	Health and Welfare Benefits(6)	0	0	0	0	31,801	47,700
	Other Benefits(7)	0	0	0	0	72,000	0
	Financial Planning Services(8)	0	0	0	0	39,000	13,000
	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	389,030
	Excise Tax Gross-up(10)(11)	0	0	0	0	0	3,354,559
	Incremental Pension Benefit(12)	0	0	0	0	0	0
Robert M. Patterson
	Cash Severance Benefit(2)	0	0	0	0	950,000	2,351,250
	Annual Incentive for Year of Termination(3)	0	0	0	0	598,254	598,254
	Cash-Settled Performance Units(4)	0	483,822	483,822	0	0	654,900
	Restricted Stock Units(5)	0	754,472	754,472	0	0	1,031,336
	Unexercisable Stock Options/SARs(5)	0	305,908	305,908	0	0	379,679
	Health and Welfare Benefits(6)	0	0	0	0	48,237	72,360
	Financial Planning Services(8)	0	0	0	0	0	10,000
	Outplacement Benefits(13)	0	0	0	0	8,700	0
	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	152,830
	Excise Tax Gross-up(10)	0	0	0	0	0	1,318,280
	Incremental Pension Benefit(12)	0	0	0	0	0	0
Kenneth M. Smith
	Cash Severance Benefit(2)	0	0	0	0	710,000	1,650,750
	Annual Incentive for Year of Termination(3)	0	0	0	0	375,187	375,187
	Cash-Settled Performance Units(4)	287,825	287,825	287,825	0	287,825	379,600
	Restricted Stock Units(5)	433,508	433,508	433,508	0	433,508	585,816
	Unexercisable Stock Options/SARs(5)	177,510	177,510	177,510	0	177,510	219,352
	Health and Welfare Benefits(6)	0	0	0	0	30,091	45,144
	Financial Planning Services(8)	0	0	0	0	0	10,000
	Outplacement Benefits(13)	0	0	0	0	8,700	0
	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	107,300
	Excise Tax Gross-up(10)	0	0	0	0	0	0
	Incremental Pension Benefit(12)	0	0	0	0	0	0

Name	Benefits and Payments	Voluntary Termination or Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Involuntary Termination without Cause or for Good Reason Following a Change of Control ($)
Bernard Baert(14)
	Cash Severance Benefit(2)	0	0	0	0	804,034	1,206,052
	Luxembourg Severance(15)	0	0	0	0	1,405,022	1,405,022
	Annual Incentive for Year of Termination(3)	0	0	0	0	269,711	269,711
	Cash-Settled Performance Units(4)	349,509	349,509	349,509	0	349,509	456,673
	Restricted Stock Units(5)	372,957	372,957	372,957	0	372,957	521,506
	Unexercisable Stock Options/SARs(5)	147,307	147,307	147,307	0	147,307	187,306
	Health and Welfare Benefits(6)	0	0	0	0	0	0
	Financial Planning Services(8)	0	0	0	0	0	8,000
	Outplacement Benefits(13)	0	0	0	0	0	0
	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	0
	Excise Tax Gross-up(10)	0	0	0	0	0	0
	Incremental Pension Benefit(12)	0	0	0	0	0	0
Thomas J. Kedrowski
	Cash Severance Benefit(2)	0	0	0	0	692,000	1,608,900
	Annual Incentive for Year of Termination(3)	0	0	0	0	364,738	364,738
	Cash-Settled Performance Units(4)	0	276,359	276,359	0	0	365,200
	Restricted Stock Units(5)	0	433,508	433,508	0	0	585,816
	Unexercisable Stock Options/SARs(5)	0	177,510	177,510	0		219,352
	Health and Welfare Benefits(6)	0	0	0	0	30,091	45,144
	Financial Planning Services(8)	0	0	0	0	0	10,000
	Outplacement Benefits(13)	0	0	0	0	8,700	0
	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	104,580
	Excise Tax Gross-up(10)	0	0	0	0	0	816,327
	Incremental Pension Benefit(12)	0	0	0	0	0	0

(1)	Retirement is generally defined as the executive’s attainment of age 55 with ten years of service or age 58 with five years of service.

(2)	Severance benefits are payable under either the (a) Executive Severance Plan in the event of an involuntary termination without cause; (b) Management Continuity Agreement in the event of an involuntary termination following a change-in-control; or (c) in the case of Mr. Newlin, his employment agreement.

(3)	Annual incentive award as provided under the terms of the Annual Plan.

(4)	Assumes achievement of performance goals at the actual level of achievement for performance periods ending in 2010 (awards granted in 2010) and for the performance period 2011-2013, awards reflect a prorated target amount in cases of retirement, disability or death. In the case of involuntary termination following a change of control, awards granted in 2010 are shown at the actual level of achievement (200%) and at target for awards granted in 2011.

(5)	Assumes a constant share price of $11.55, the closing sales price of our common shares on December 30, 2011.

(6)	Continuation of health and welfare benefits as provided under the Executive Severance Plan in the event of an involuntary termination without cause, or the Continuity Agreement in the event of an involuntary termination following a change-in-control.

(7)	Mr. Newlin’s employment agreement provides for continuation of certain benefits following an involuntary termination without cause.

(8)	Continuation of financial planning benefit as provided under the terms of the Continuity Agreements, or in the case of Mr. Newlin, his employment agreement.

(9)	Lump sum payment made in addition to benefits provided under any defined contribution plan.

(10)	Represents the amount of excise tax that would be imposed on the executive under Section 280G of the Code and a tax gross-up amount relating to the payment of such tax.

(11)	This assumes that the presumption that any arrangement entered into within 12 months of a change of control is a parachute payment under Section 280G of the Internal Revenue Code is rebutted and, thus, the retirement benefit for Mr. Newlin is not considered a parachute payment for purposes of the calculations in the table.

(12)	Represents the enhanced value for accrued pension benefits under the respective termination scenarios. Each Named Executive Officer will generally receive under a termination scenario his accumulated pension benefits as previously disclosed in the 2011 Pension Benefits table above.

(13)	Outplacement benefits as provided under the terms of the Executive Severance Plan.

(14)	Based on a conversion rate of €1.00 = $1.29495.

(15)	Assumes payments would be provided as required by Luxembourg law and not under Mr. Baert’s Continuity Agreement.

Compensation Committee Interlocks and Insider Participation

During 2011, none of our executive officers was a member of the Board of Directors or Compensation Committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Securities and Exchange Commission.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in December 2011, we conducted a formal assessment of our compensation programs to ensure they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance and oversight from Towers Watson, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our Legal and Finance groups and Towers Watson, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its December 2011 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

•	Compensation philosophy;

•	Compensation plan design:

•	Balanced pay mix;

•	Weightings of measures;

•	Payout curves; and

•	Timing of incentive payouts; and

•	Compensation plan governance and oversight:

•	Selection of performance measures;

•	Stock ownership requirements;

•	Clawback policy; and

•	Hedging policy.

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified. Several process improvements have been made as a result of the assessment that will continue to ensure the appropriate level of oversight is in place for these programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Compensation Committee

of the Board of Directors

Gordon D. Harnett, Chairperson

J. Douglas Campbell

Edward J. Mooney

William H. Powell

Farah M. Walters

William A. Wulfsohn

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions about executive compensation programs.

Currently, advisory “Say on Pay” votes are scheduled to be held once every year, with the 2013 vote expected to occur at our 2013 Annual Meeting of Shareholders.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board of Directors has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial and annual performance goals are achieved.
Align Goals and Objectives with Interests of Shareholders	Focusing incentive programs on the critical performance measures that determine the Company’s overall success. Rewarding executives for attainment of short-term results, balanced with the need for sustainable long-term success.
Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team who leads in setting and achieving the overall goals and objectives of the Company.

We believe you should vote “FOR” our Named Executive Officer compensation program because the compensation actually earned by our Named Executive Officers for 2011 performance, as summarized below, was aligned with both our pay for performance objective and our performance. 2011 was another strong year for PolyOne, and we had record-breaking performances in each of our three strategic platforms, as further described above under “Compensation Discussion and Analysis.” Both the Specialty and Distribution platforms delivered record earnings, and our Performance Products and Solutions platform generated record return on sales. Guided by our strong performance results for 2011 and in prior years, including record-breaking performance in terms of our operating income and working capital as a percentage of sales goals, our key pay decisions and actions for 2011 included:

•

Paying our named executive officers at 194.5% of their target 2011 Annual Plan opportunities based on 194.5% achievement of our performance goals under that plan, except for Mr. Baert, who was paid at a level of 135.3% of his target based on performance in our Europe and South America regions;

•

Changing the performance measure for our long-term performance units awards granted in 2011 from working capital as a percentage of sales to earnings per share in order to drive improvements in shareholder value, and moving back to a three-year performance period (rather than a one-year performance period) for the performance units awards to help maximize long-term performance; and

•	Paying out performance units granted in 2009, based on attainment of 200% of target level performance for our achievement of working capital as a percentage of sales goals in 2009.

As described above, our recent key pay decisions have been linked to our performance in terms of key business metrics that drive long term shareholder value. For example, for 2011, we achieved 191.5% of our company operating income goal and 200% of our consolidated working capital goal established under our short-term cash incentive program, which drove the 2011 Annual Plan payouts described above. In addition, our time-based stock appreciation rights help drive long term shareholder value. These awards deliver value to our named executive officers only to the extent our shareholders realize increased stock price value. Since our stock price has risen to $12.68 as of March 6, 2012 from $1.43 on March 5, 2009 and $7.99 on February 17, 2010, our Named Executive Officers have realized value for these awards to the same extent our shareholders have realized increased stock price value in their investment since those dates. Based on these demonstrated links between pay and performance, as well as our more in-depth discussion in “Compensation Discussion and Analysis” above of how our CEO’s compensation has been commensurate with performance in recent years, we believe we have successfully implemented a pay for performance culture at PolyOne.

In 2011, we also maintained or implemented pay practices favored by a number of institutional shareholders and their advisors, including:

•

Based on emerging market practices, we have revised our relocation policy as it relates to the loss on the sale of an executive’s residence, which we refer to as “loss-on-sale” expense. Beginning in 2011 and for future years, we will maintain a cap on reimbursable loss-on-sale expenses for the Named Executive Officers of 80% of the loss capped at $85,000. In addition, we will no longer provide a tax gross-up on reimbursed loss-on-sale expense for this group.

•

We also maintain stock ownership guidelines for our Named Executive Officers that are denominated in shares. Based on our March 6, 2012 closing stock price of $12.68 per share, these guidelines represent the following multiples of our Named Executive Officers’ 2011 base salaries: Mr. Newlin, 4.7x (he actually owns over 10 times his base salary); Mr. Patterson, 2.1x (he actually owns over 6 times his base salary); Mr. Smith, 2.1x (he actually owns over 6 times his base salary); Mr. Baert, 1.9x (he actually owns over 2 times his base salary); and Mr. Kedrowski, 2.2x (he actually owns almost 6 times his base salary).

•	We eliminated the use of excise tax gross-up provisions in all management continuity agreements offered to new hires in 2011 and beyond.

The Board of Directors believes the Company’s compensation programs demonstrate a clear link between pay and performance, especially for 2011. The Board of Directors urges you to review carefully the “Compensation Discussion and Analysis” section of this Proxy Statement that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors unanimously recommends a vote FOR Proposal 2 to approve the advisory resolution on executive compensation.

PROPOSAL 3 — APPROVAL OF FIRST AMENDMENT TO THE POLYONE CORPORATION 2010 EQUITY AND PERFORMANCE INCENTIVE PLAN

On March 4, 2010, our Board of Directors unanimously approved and adopted, subject to the approval of our shareholders at the 2010 annual meeting, the PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Plan”). On May 12, 2010, our shareholders approved the Plan and the Plan became effective on that date. The Plan affords the Compensation Committee of our Board of Directors the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our directors, officers and other employees.

On March 9, 2012, our Board of Directors unanimously approved and adopted, subject to the approval of our shareholders at the 2012 annual meeting, the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Amendment”). The Amendment increases the maximum number of common shares, par value $0.01 per share, that may be issued or transferred with respect to awards under the Plan by 2,000,000 shares and increases certain other numerical common share limits contained in the Plan.

The affirmative vote of a majority of the common shares voting on this proposal 3 is required for approval of the Amendment, provided that the total number of common shares cast with respect to proposal 3 represents over 50% in interest of all common shares entitled to vote on the proposal. The following summary of the material provisions of the Amendment and the Plan as amended (the “Amended Plan”) is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan and the Amendment (a copy of the Amendment is set forth as Appendix A to this proxy statement).

Equity Compensation Plan Information as of March 6, 2012

From January 1, 2012 to March 6, 2012, no stock options or SARs expired without being exercised. Thus, as of March 6, 2012:

•	There are a total of 89,036,263 of our common shares outstanding;

•	There are 4,534,850 stock options and SARs outstanding, with an average exercise price of $6.47696 and average remaining term of 4.97 years;

•

There are a total of 1,340,237 full-value awards (restricted stock, RSUs and performance shares) outstanding, none of which are restricted shares that are included in the number of our common shares outstanding; and

•	There are 806,130 common shares remaining available under all of our equity plans, 262,551 of which are available for grant as full-value awards.

Amendment Highlights

The Amendment makes the following changes to the Plan:

•

Increases by 2,000,000 shares the maximum number of shares that may be issued or transferred with respect to awards under the Plan from 3,000,000 common shares, plus any common shares relating to awards that expire or are forfeited or cancelled under the Plan, to 5,000,000 common shares, plus any common shares relating to awards that expire or are forfeited or cancelled under the Plan. No more than 800,000 shares of the 2,000,000 share increase may be granted as awards other than stock options and SARs;

•	Increases the maximum number of shares that may be issued or transferred upon the exercise of incentive stock options (“ISOs”) from 3,000,000 common shares to 5,000,000 common shares; and

•

Increases the maximum number of shares that may be issued during the life of the Plan with respect to awards that are not stock options or stock appreciation rights (“SARs”) (after taking into account any forfeitures and cancellations) from 1,200,000 common shares to 2,000,000 common shares.

Amended Plan Highlights

The Amended Plan continues to authorize the Compensation Committee to provide equity-based compensation in the form of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and other awards for the purpose of providing our directors, officers and other employees incentives and rewards for superior performance. Some of the key features of the Amended Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Amended Plan” and in the Amendment, which is attached to this proxy statement.

Administration.     The Amended Plan will be administered by the Compensation Committee. The Compensation Committee may delegate its authority under the Amended Plan to a subcommittee. The Compensation Committee or the subcommittee may delegate to one or more of its members or to one or more of our officers, or to one or more agents or advisors, administrative duties or powers to do one or both of the following (subject to certain limitations described in the Amended Plan):

•	designate employees to receive awards under the Amended Plan; and

•	determine the size of any such awards.

Amended Plan Limits.    Total awards under the Amended Plan are limited to 5,000,000 shares plus any common shares relating to awards that expire or are forfeited or cancelled under the Amended Plan. No more than 2,000,000 common shares may be issued with respect to awards that are not stock options or SARs. The Amended Plan also provides that:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 5,000,000 common shares;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 500,000 common shares during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the aggregate, for more than 400,000 common shares during any calendar year;

•

no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $3,000,000; and

•

awards granted to non-employee directors plus awards that do not comply with the minimum vesting periods provided for in the Amended Plan (as further described below) will not involve the issuance of more than 10% of the maximum number of common shares available under the Amended Plan.

No Liberal Recycling Provisions.    The Amended Plan provides that only shares with respect to awards granted under the Amended Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Amended Plan. The following shares will not be added back to the aggregate Amended Plan limit: (1) shares tendered in payment of the option exercise price; (2) shares withheld by us to satisfy the tax withholding obligation; and (3) shares that are repurchased by us with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares, and whether or not all shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Amended Plan.

Minimum Vesting Periods.    The Amended Plan provides that, except for awards covering up to an aggregate of 10% of the total number of common shares available for awards under the Amended Plan (including non-employee director awards):

•

Stock options and SARs may not vest by the passage of time sooner than one-third per year over three years unless they vest sooner by virtue of retirement, death or disability of a participant or a change of control;

•

Restricted stock, RSUs and other awards may not become unrestricted by the passage of time sooner than one-third per year over three years unless restrictions lapse sooner by virtue of retirement, death or disability of a participant or a change of control;

•

The period of time within which management objectives relating to performance shares and performance units must be achieved will be a minimum of one year, subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or a change of control; and

•

Stock options, SARs, restricted stock, RSUs and other awards that vest upon the achievement of management objectives cannot vest sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or a change of control.

No Repricing.    We have never repriced underwater stock options or SARs, and repricing of options and SARs is prohibited without shareholder approval under the Amended Plan.

Change of Control Definition.    The Amended Plan includes a definition of “change of control.” In general, a change of control will be deemed to have occurred if:

•

a person or group buys 25% or more of our common stock (excluding certain purchases by us or our benefit Amended Plans or purchases approved by us or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases);

•

individuals who constituted our Board of Directors as of May 12, 2010 cease for any reason to constitute at least a majority of our Board of Directors, unless their replacements are approved as described in the Amended Plan;

•	we consummate a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in our ownership or directors; or

•	our shareholders approve our complete liquidation or dissolution (other than in connection with certain “friendly” business transactions).

Other Features.

•	The Amended Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant.

•	The Amended Plan is designed to allow awards made under the Amended Plan to qualify as qualified performance-based compensation under Section 162(m) of the Code.

In addition to providing for these key features in the Amended Plan, our historical grants under our equity Amended Plans illustrate our commitment to appropriately managing equity compensation. From 2009 to 2011, we have awarded SARs and RSUs averaging 1.6% of shares outstanding.

If the Amended Plan is approved, our full dilution level on March 6, 2012 will be 8.9%. The level of full dilution assumes all 5,000,000 shares will actually be issued under the Amended Plan, whereas the Amended Plan does not permit liberal recycling of shares, as described above. Management and our Board of Directors are cognizant of dilution levels and strive to maintain dilution at an appropriate level.

Why We Believe You Should Vote for Proposal 3

We believe our future success depends on our ability to attract, motivate and retain high quality employees and directors and that the ability to continue to provide stock and stock-based awards under the Amended Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees.

The use of our stock as part of our compensation program is also important to our continued success in that it fosters a pay-for-performance culture, which we have stated is an important element of our overall compensation package. We believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on our stock performance. Equity compensation also aligns the goals and objectives of our employees with the interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards are subject to vesting and/or performance criteria.

If the Amendment is not approved, we may no longer have available shares to award under the Plan, and we may be compelled to increase significantly the cash component of our employee compensation, which may not necessarily align employee interests with those of shareholders as well as the alignment provided by stock-based awards. Replacing equity awards with cash will also increase cash compensation expense and use cash that would be otherwise reinvested in our businesses.

Finally, we believe that we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute shareholder equity and, therefore, we have carefully managed our equity incentive compensation. Our equity compensation practices are targeted to be consistent with the market median, and we believe our historical share usage has been responsible and mindful of shareholder interests.

Summary of the Amended Plan

Shares Available Under the Amended Plan.    Subject to adjustment as provided in the Amended Plan, the number of common shares that may be issued or transferred

•	upon the exercise of stock options or SARs,

•	as restricted stock and released from substantial risks of forfeiture,

•	in payment of RSUs,

•	in payment of performance shares or performance units that have been earned,

•	as awards to non-employee directors,

•	as other awards, or

•	in payment of dividend equivalents paid for awards made under the Amended Plan will not exceed in the aggregate 5,000,000 common shares, plus any common shares relating to awards that expire or are forfeited or cancelled under the Amended Plan. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

Common shares covered by an award granted under the Amended Plan will not be counted as used unless and until they are actually issued and delivered to a participant. The total number of shares available under the Amended Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Amended Plan, any common shares that were covered by that award will be available for issue or transfer.

If common shares are tendered or otherwise used in payment of an option exercise price, the total number of shares covered by the stock option being exercised will count against the total number of shares available under the Amended Plan. Common shares withheld by us to satisfy tax withholding obligations will count against the total number of shares available under the Amended Plan. The number of common shares covered by a SAR that is exercised and settled in common shares, and whether or not all shares are actually issued to the participant upon exercise of the SAR, will be considered issued or transferred pursuant to the Amended Plan. In the event that we repurchase shares with stock option proceeds, those shares will not be added to the total number of shares available under the Amended Plan. If, under the Amended Plan, a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate Amended Plan limit described above.

The Amended Plan also provides the other following limits:

•	the aggregate number of common shares actually issued or transferred upon the exercise of ISOs will not exceed 5,000,000 common shares;

•	no more than 2,000,000 common shares may be issued with respect to awards that are not stock options or SARs;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 500,000 common shares during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 400,000 common shares during any calendar year;

•

no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000; and

•

awards granted to non-employee directors plus awards that do not comply with the minimum vesting periods provided for in the Amended Plan (as further described below) will not involve the issuance of more than 10% of the maximum number of common shares available under the Amended Plan.

Eligibility.    Our officers and key employees (currently estimated to be 88 persons), the officers and key employees of our subsidiaries (currently estimated to be 33 persons), our ten non-employee directors, and any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, may be selected by the Compensation Committee to receive benefits under the Amended Plan. Any person who provides services to us or a subsidiary that are equivalent to those typically provided by an employee may also be eligible to participate in the Amended Plan. The Compensation Committee determines which persons will receive awards and the number of shares subject to such awards.

Stock Options.    We may grant stock options that entitle the optionee to purchase common shares at a price not less than market value per share at the date of grant. The market price of our common shares as reported on the NYSE on March 6, 2012 was $12.68 per share. The option price is payable:

•	in cash, check or wire transfer at the time of exercise,

•	by the transfer to us of common shares owned by the participant having a value at the time of exercise equal to the option price,

•	by a combination of such payment methods, or

•	by such other method as may be approved by the Compensation Committee.

To the extent permitted by law, any grant of a stock option may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the common shares to which the exercise relates.

The Compensation Committee reserves the discretion at or after the date of grant to provide the participant with the right to tender nonforfeitable, unrestricted common shares in satisfaction of the option exercise price, which shares are already owned by the participant and have a value at the time of exercise that is equal to the option price. Additionally, the Compensation Committee may substitute, without receiving the participant’s permission, SARs payable only in common shares (or SARs payable in common shares or cash, or a combination of both, at the Compensation Committee’s discretion) for outstanding stock options.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier vesting of such stock options in the event of the retirement, death or disability of the participant, or a change of control. Successive grants may be made to the same participant whether or not stock options previously granted remain unexercised. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights.

If the stock options provide that management objectives must be achieved prior to exercise, such stock options may not become exercisable sooner than one year from the date of grant except in the event of the retirement, death or disability of the grantee, or a change of control. Stock options may not become exercisable by the passage of time sooner than one-third per year over three years. The Compensation Committee may grant some awards, including stock options, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee director awards) does not exceed 10% of the maximum number of common shares available under the Amended Plan.

SARs.    A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our common shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in common shares, or in any combination of the two, and may either grant to the participant or retain in the Compensation Committee the right to elect among those alternatives.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that will be equal to or greater than the market value per share on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the Amended Plan may be exercised more than 10 years from the date of grant.

SARs may not vest by the passage of time sooner than one-third per year over three years, provided that any grant may specify that such SAR may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the participant, or a change of control. Any grant of SARs may specify management objectives that must be achieved as a condition to exercise such rights. If the SARs provide that management objectives must be achieved prior to exercise, such SARs may not become exercisable sooner than one year from the date of grant except in the event of the retirement, death or disability of the grantee, or a change of control. The Compensation Committee may grant some awards, including SARs, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee director awards) does not exceed 10% of the maximum number of common shares available under the Amended Plan.

Restricted Stock.    A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as the Compensation Committee may determine at the date of grant. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of the retirement, death or disability of the grantee, or a change of control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a change of control. The Compensation Committee may grant some awards, including restricted stock, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee director awards) does not exceed 10% of the maximum number of common shares available under the Amended Plan.

Any grant of restricted stock may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

RSUs.    A grant of RSUs constitutes an agreement by us to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common shares deliverable upon payment of the RSUs and will have no right to vote the common shares. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional common shares. However, dividends or other distributions on common shares underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the date of grant.

Additionally, the Compensation Committee may provide for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a change of control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a change of control. The Compensation Committee may grant some awards, including RSUs, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee director awards) does not exceed 10% of the maximum number of common shares available under the Amended Plan.

RSUs will be evidenced by an evidence of award containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in common shares or cash.

Any grant of RSUs may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Performance Shares and Performance Units.    A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period (the “Performance Period”). The specified Performance Period will be a period of time not less than one year, except in the case of the retirement, death or disability of the grantee, or a change of control, if the Compensation Committee so determines. The Compensation Committee may, however, grant some awards, including performance shares, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee director awards) does not exceed 10% of the maximum number of common shares available under the Amended Plan.

Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, common shares or any combination of the two and may either grant to the participant or retain in the Compensation Committee the right to elect among those alternatives. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to participant either in cash or in additional common shares, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Each grant will specify the number of performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors. However, no adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Awards to Non-Employee Directors.    The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee directors of stock options, SARs or other awards and may also authorize the grant or sale of common shares, restricted stock or RSUs to non-employee directors. Each grant of an award to a non-employee director will be upon such terms and conditions as approved by the Compensation Committee. Each such grant will not be required to be subject to any minimum vesting period and will be evidenced by an award agreement in such form as will be approved by the Compensation Committee. Each grant will specify in the case of stock option, an option price per share, and in the case of a free-standing SAR, a base price per share, each of which will not be less than the market value per share on the date of grant. Each stock option and free-standing SAR granted under the Amended Plan to a non-employee director will expire not more than 10 years from the date of grant and will be subject to earlier termination as provided in the Amended Plan. If a non-employee director subsequently becomes an employee of our company or a subsidiary while remaining a member of our Board of Directors, any award held under this Amended Plan by such individual at the time of such commencement of employment will not be affected. Non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in common shares, restricted stock, RSUs or other awards under the Amended Plan in lieu of cash.

Other Awards.    The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such shares, including, without limitation,

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into common shares;

•	purchase rights for common shares;

•	awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and

•	awards valued by reference to the book value of common shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

The Compensation Committee will determine the terms and conditions of the other awards. Common shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, common shares, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the Amended Plan, may also be granted as an other award.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the Amended Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than one year from the date of grant. Any grant of an award under this section of the Amended Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in the event of the retirement, death, or disability of the participant, or a change of control. The Compensation Committee may grant some awards, including other awards, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee director awards) does not exceed 10% of the maximum number of common shares available under the Amended Plan.

The Compensation Committee may grant common shares as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

Management Objectives.    The Amended Plan requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, stock options, SARs, restricted stock, RSUs, dividend credits or other awards under the Amended Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the participant is employed. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to a “covered employee,” within the meaning of 162(m) of the Code, will be based on one or more, or a combination, of the following criteria:

•

Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•

Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

Administration.    The Amended Plan will be administered by the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under the Amended Plan to any subcommittee. To the extent of any such delegation, references in the Amended Plan to the Compensation Committee will be deemed to be references to such subcommittee.

The interpretation and construction by the Compensation Committee of any provision of the Amended Plan or of any agreement, notification or document evidencing the grant of stock options, SARs, restricted stock, RSUs, performance shares, performance units or other awards and any determination by the Compensation Committee pursuant to any provision of the Amended Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith.

The Compensation Committee or, to the extent of any delegation, the subcommittee, may delegate to one or more of its members or to one or more of our officers, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable. The Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the Amended Plan. The Compensation Committee or the subcommittee may authorize one or more of our officers to do one or both of the following on the same basis as the Compensation Committee or the subcommittee:

•	designate employees to receive awards under the Amended Plan; and

•	determine the size of any such awards.

However, the Compensation Committee or the subcommittee may not delegate such responsibilities to any such officer for awards granted to an employee who is a Section 16 officer, director, or more than 10% beneficial owner as determined by the Compensation Committee in accordance with Section 16 of the Securities and Exchange Act of 1934, as amended. The resolution providing for such authorization must set forth the total number of common shares any delegated officer may grant and the officer must report periodically to the Compensation Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the delegated authority.

Amendments.    Our Board of Directors may at any time and from time to time amend the Amended Plan in whole or in part. However, if an amendment to the Amended Plan

•	would materially increase the benefits accruing to participants under the Amended Plan,

•	would materially increase the number of securities which may be issued under the Amended Plan,

•	would materially modify the requirements for participation in the Amended Plan, or

•	must otherwise be approved by the our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange (or our applicable securities exchange),

then such amendment will be subject to shareholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, in case of termination of the employment of a participant by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a participant who holds

•	a stock option or SAR not immediately exercisable in full,

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any performance shares or performance units which have not been fully earned,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	common shares subject to any transfer restriction imposed by the Amended Plan,

the Compensation Committee may, in its sole discretion, accelerate the time at which

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end, or

•	such performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The Compensation Committee may also waive any other limitation or requirement under any such award.

The Compensation Committee may amend the terms of any awards granted under this Amended Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change of control) where such action would result in the loss of the otherwise available exemption. In such case, the Compensation Committee will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Except in connection with certain corporate transactions described in the Amended Plan, no amendment will impair the rights of any participant without his or her consent.

Our Board of Directors may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

In addition to the provisions in the Amended Plan regarding acceleration of awards, up to 10% of the maximum number of common shares that may be issued or transferred under the Amended Plan, as may be adjusted, may be used for stock options, SARs, restricted stock, RSUs, performance shares, performance units and other awards granted under the Amended Plan that do not comply with the applicable three-year vesting requirements with respect to time-vested awards or the applicable one-year vesting requirements with respect to awards subject to the achievement of performance goals, but in no event will more than 10% of the maximum number of common shares that may be issued or transferred under the Amended Plan be used for such awards, non-employee director awards, or a combination of such awards and non-employee director awards.

No Repricing of Stock Options or SARs.    Except in connection with certain corporate transactions described in the Amended Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the Amended Plan. This prohibition may not be amended without approval by our shareholders.

Transferability.    Except as otherwise determined by the Compensation Committee, no stock option, SAR or other derivative security granted under the Amended Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the Amended Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The Compensation Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the Amended Plan.

Adjustments.    The Compensation Committee shall make or provide for such adjustments in the numbers of common shares covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the Amended Plan and, if applicable, in the number of common shares covered by other awards, in the option price and base price provided in outstanding stock options and SARs, and in the kind of shares covered by such awards, as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of our company;

•

any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.

In the event of any such transaction or event or in the event of a change of control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change of control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares available under the Amended Plan and any other share limits under the Amended Plan as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the Amended Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity.    Any evidence of award may provide that if a participant, either during employment by us or a subsidiary or within a specified period after termination of employment, engages in any “detrimental activity,” as defined in the Amended Plan attached to this proxy statement, the participant will forfeit any award granted under the Amended Plan then held by the participant or return to us, in exchange for payment by us of any amount actually paid for the common shares by the participant, all common shares that the participant has not disposed of that were offered pursuant to the Amended Plan within a specified period prior to the date of the commencement of the detrimental activity. With respect to any common shares acquired under the Amended Plan that the participant has disposed of, if provided in the evidence of award for such grant, the participant will pay to us in cash the difference between (1) any amount actually paid for the awards by the participant pursuant to the Amended Plan and (2) the market value per share of the common shares on the date they were disposed.

In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time.

Withholding Taxes.    To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. In no event shall the market value per share of the common shares to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Compliance with Section 409A of the Internal Revenue Code.    To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Amended Plan and any grants made under the Amended Plan shall be administered in a manner consistent with this intent. Any reference in the Amended Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a participant nor any of a participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Amended Plan and grants under the Amended Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a participant or for a participant’s benefit under the Amended Plan and grants under the Amended Plan may not be reduced by, or offset against, any amount owing by the participant to us or any of our affiliates.

If, at the time of a participant’s separation from service (within the meaning of Section 409A of the Code) (1) the participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by us from time to time) and (2) we make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then we shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

Notwithstanding any provision of the Amended Plan and grants under the Amended Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, we reserve the right to make amendments to the Amended Plan and grants under the Amended Plan as we deem necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her for his or her account in connection with the Amended Plan and grants under the Amended Plan (including any taxes and penalties under Section 409A of the Code), and neither we nor any of our affiliates will have any obligation to indemnify or otherwise hold the participant harmless from any or all of such taxes or penalties.

Effective Date and Termination.    The Plan was effective as of May 12, 2010. The Amendment, and the Amended Plan, will be effective as of the date the Amendment is approved by our shareholders. No grant will be made under the Amended Plan after May 12, 2020, which date is 10 years after the date on which the Amended Plan was first approved by our shareholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the Amended Plan.

Federal Income Tax Consequences

The following is a summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect on January 1, 2012. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Nonqualified Stock Options.    In general, (1) no income will be recognized by an optionee at the time a nonqualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.    No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the

Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.    No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to PolyOne or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional 2,000,000 common shares under the Amended Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amendment by our shareholders.

Our Board of Directors unanimously recommends a vote FOR Proposal 3 to approve the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended Plan because the grant and actual pay-out of awards under the Amended Plan are discretionary. As of March 6, 2012, no persons or groups have received options to purchase common shares under the Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,146,954	$6.88	2,115,727 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	4,146,954	$6.88	2,115,727

(1)	In addition to options, warrants and rights, the PolyOne Corporation 2010 Equity and Performance Incentive Plan authorizes the issuance of restricted stock, RSUs and performance shares. The 2010 Equity and Performance Incentive Plan limits the total number of shares that may be issued as one or more of these types of awards to 1,200,000. This number in the table also includes shares available under our existing Deferred Compensation Plan for Non-Employee Directors. This plan provides our non-employee Directors with a vehicle to defer their compensation in the form of shares. This plan provides that the aggregate number of our common shares that may be granted under the Deferred Compensation Plan for Non-Employee Directors in any fiscal year during the term of the plan will be equal to one-tenth of one percent (0.1%) of the number of our common shares outstanding as of the first day of that fiscal year. At the end of 2011, 42,197 common shares remained available under this plan and our current Directors had a total of 439,453 shares deferred as of December 31, 2011. The deferred shares are held in a trust and are currently part of our outstanding common shares.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2012. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. The Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2011.

Our Board of Directors unanimously recommends a vote FOR Proposal 4 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.    Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the Securities and Exchange Commission and international statutory audits. Fees for audit services totaled $2,312,600 in 2011 and $1,983,994 in 2010. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements billed for 2011 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.    Audit-related services principally include audits of businesses identified for divestment and audits of our employee benefit plans. Fees for audit-related services totaled $379,300 in 2011 and $478,015 in 2010. The Audit Committee pre-approved all audit-related fee arrangements billed for 2011.

Tax Fees.    Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $1,175,800 in 2011 and $1,060,246 in 2010. The Audit Committee pre-approved all tax fee arrangements billed in 2011.

All Other Fees.    No fees for other services were billed in 2011 and 2010.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young LLP in order to assure that the provision of such services and related fee arrangements do not impair Ernst & Young LLP’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young LLP that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young LLP will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young LLP and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2011.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal control over financial reporting at December 31, 2011, including the basis for their conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal controls over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met eight times during 2011.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young LLP as independent auditors for the year 2012.

All members of the Audit Committee concur in this report.

The Audit Committee of the Board of Directors

Richard H. Fearon, Chairperson

Carol A. Cartwright

Gordon D. Harnett

Richard A. Lorraine

February 14, 2012

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 14, 2012 are entitled to vote at the meeting. On that date, a total of 89,588,332 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting of Shareholders.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 4 through 8 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors, however, we have no reason to believe that this will occur.

Because the vote on named executive officer compensation is advisory, there is technically no minimum vote requirement for the proposal. An abstention or broker non-vote will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the approval of the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan, and total votes cast on the proposal must represent over 50% of our common shares. For purposes of NYSE shareholder approval requirements, an abstention is deemed to be a vote cast and will have the same effect as a vote against the proposal. A broker non-vote will negatively impact the ability to meet the NYSE requirement that total votes cast on the proposal represent over 50% of our common shares.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Because the proposal to ratify the appointment of Ernst & Young LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting, however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 23, 2012. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2013 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

Our proxy materials for the 2012 Annual Meeting of Shareholders will be mailed on or about March 23, 2012. Sixty days prior to the first anniversary of this date will be January 22, 2013, and 90 days prior to the first anniversary of this date will be December 23, 2012. Our proxies for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2013 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,000 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2011, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

PolyOne Corporation

LISA K. KUNKLE

Vice President, General Counsel and

Secretary

March 23, 2012

APPENDIX A

FIRST AMENDMENT

TO THE

POLYONE CORPORATION

2010 EQUITY AND PERFORMANCE INCENTIVE PLAN

This First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan (this “Amendment”) is made as of March 9, 2012 by the Board of Directors (the “Board”) of PolyOne Corporation, an Ohio corporation (the “Company”). This Amendment will be effective for all awards granted under the 2010 Plan only after the effective date of this Amendment as described herein.

WHEREAS, on March 4, 2010, the Board approved and adopted, subject to the approval of the Company’s shareholders at the Company’s 2010 annual meeting of shareholders, the PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “2010 Plan”);

WHEREAS, on May 12, 2010, the Company’s shareholders approved the 2010 Plan;

WHEREAS, the 2010 Plan was effective on May 12, 2010 and no grant will be made under the 2010 Plan after May 12, 2020 (more than 10 years after the date on which the 2010 Plan was first approved by the shareholders of the Company), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2010 Plan;

WHEREAS, it is the desire of the Company to amend the 2010 Plan, effective as of the date on which the Company’s shareholders approve this Amendment, to (1) increase the maximum number of Common Shares that may be issued or transferred under the 2010 Plan and (2) increase certain other numerical Common Share limits contained in the 2010 Plan; and

WHEREAS, the Board may amend the 2010 Plan, subject to approval by the Company’s shareholders, under Section 17(a) of the 2010 Plan to make the changes described above.

NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the Board hereby amends the 2010 Plan as follows:

1. Amendment to Section 3(a)(i) of the 2010 Plan. Section 3(a)(i) of the 2010 Plan is hereby amended and restated in its entirety as follows:

“(i) Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to Non-Employee Directors, (F) as other awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan, will not exceed in the aggregate 5,000,000 Common Shares, plus any Common Shares relating to awards that expire or are forfeited or cancelled under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.”

A-1

2. Amendment to Section 3(b) of the 2010 Plan. Section 3(b) of the 2010 Plan is hereby amended and restated in its entirety as follows:

“(b) Life of Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 5,000,000 Common Shares; and

(ii) The number of shares issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed 2,000,000 Common Shares.”

3. Miscellaneous.

(a) Except as amended by this Amendment, the 2010 Plan shall remain in full force and effect.

(b) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the 2010 Plan.

A-2

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to vote.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxy cards submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 8, 2012.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.	+

1. Election of Directors:	01 - J. Douglas Campbell	02 - Dr. Carol A. Cartwright	03 - Richard H. Fearon	04 - Gregory J. Goff
	05 - Gordon D. Harnett	06 - Richard A. Lorraine	07- Stephen D. Newlin	08 - William H. Powell
	09 - Farah M. Walters	10 - William A. Wulfsohn

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	☐	☐	3.	Proposal to approve the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan.	☐	☐	☐
4.	Proposal to ratify the appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

March 23, 2012

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 9, 2012, at LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio.

Please review the Notice of the Annual Meeting and the Proxy Statement for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your proxy card, or vote over the telephone or the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote, prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

STEPHEN D. NEWLIN

Chairman, President and Chief Executive Officer

PolyOne Corporation

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

  Proxy Card — PolyOne Corporation

ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2012

This proxy is Solicited on Behalf of the Corporation’s Board of Directors

The undersigned hereby appoints Kenneth M. Smith, Lisa K. Kunkle and Robert M. Patterson, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all common shares of PolyOne Corporation held of record by the undersigned on March 14, 2012, at the Annual Meeting of Shareholders to be held on May 9, 2012, or any adjournment thereof.

The Board of Directors recommends a vote (1) “FOR” the election of the nominees to serve as Directors, (2) “FOR” the approval of the advisory resolution on named executive officer compensation, (3) “FOR” the approval of the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan and (4) “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The shares represented by this Proxy will be voted as specified on the reverse side. If no direction is given in the space provided on the reverse side, this proxy will be voted “FOR” the election of the nominees specified on the reverse side, “FOR” the approval of the advisory resolution on named executive officer compensation, “FOR” the approval of the First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan and “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.